                                                                     Exhibit 2.1



                           PURCHASE AND SALE AGREEMENT

                                       FOR

                         LEE ENTERPRISES, INCORPORATED,

                          NEW MEXICO BROADCASTING CO.,

                                       AND

                        EMMIS COMMUNICATIONS CORPORATION



                                   May 7, 2000

                           PURCHASE AND SALE AGREEMENT


         THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into as of May 7, 2000 by and among Lee Enterprises, Incorporated, a Delaware corporation ("Lee"), and New Mexico Broadcasting Co., a New Mexico corporation ("NMBC", and Lee and NMBC sometimes referred to in this Agreement, individually and collectively, as "Lee-NMBC"), and Emmis Communications Corporation, an Indiana corporation (the "Purchaser").

                                   WITNESSETH:

         WHEREAS, Lee owns and operates television stations WSAZ-TV ("Station WSAZ") in Charleston-Huntington, West Virginia; KGMB-TV ("Station KGMB") in Honolulu, Hawaii, and television station satellites KGMD ("Station KGMD") in Hilo, Hawaii, and KGMV ("Station KGMV") in Wailuku, Hawaii; KGUN-TV ("Station KGUN") in Tucson, Arizona and KMTV-TV ("Station KMTV") in Omaha, Nebraska.

         WHEREAS, Lee owns all of the outstanding capital stock of KOIN-TV, Inc., a Delaware corporation ("KOIN"), and KOIN owns and operates television station KOIN-TV and an operating division, MIRA MOBILE TELEVISION (KOIN-TV and MIRA MOBILE are collectively, "Station KOIN") in Portland, Oregon.

         WHEREAS, Lee owns all of the outstanding capital stock of NMBC and NMBC owns and operates television station KRQE-TV ("Station KRQE") in Albuquerque, New Mexico and television station satellites KBIM ("Station KBIM") in Roswell, New Mexico, and KREZ-TV in Durango, Colorado-Farmington, New Mexico ("Station KREZ" and together with Station WSAZ, Station KGMB, Station KGMD, Station KGMV, Station KGUN, Station KMTV, Station KRQE and Station KBIM, the "Lee-NMBC Stations," and individually a "Lee-NMBC Station").

         WHEREAS, Lee owns all of the outstanding capital stock of SJL of Kansas Corp., a Kansas corporation ("SJL-Kansas"), and SJL-Kansas owns and operates television station KSNW-TV ("Station KSNW") in Wichita, Kansas, and television station satellites KSNG-TV ("Station KSNG") in Garden City, Kansas, KSNC-TV ("Station KSNC") in Great Bend, Kansas, and KSNK-TV ("Station KSNK") in Oberlin, Kansas-McCook, Nebraska; SJL-Kansas owns all of the outstanding shares of capital stock of Wichita License Subsidiary Corp., a Delaware corporation ("Wichita License Sub"), and all of the outstanding capital stock of Topeka Television Corporation, a Missouri corporation ("Topeka"); Topeka owns all of the outstanding shares of capital stock of Topeka License Subsidiary Corp., a Delaware corporation ("Topeka License Sub" and together with KOIN, SJL-Kansas, Wichita License Sub and Topeka, the "Acquired Companies," and individually an "Acquired Company"), and Topeka owns and operates television station KSNT-TV in Topeka, Kansas ("Station KSNT" and together with
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Station KOIN, Station KSNW, Station KSNG, Station KSNC, Station KSNK, the
"Acquired Companies' Stations," and individually an "Acquired Company Station").

         WHEREAS, the Purchaser desires to purchase from Lee-NMBC, and Lee-NMBC desires to sell to the Purchaser, substantially all of the assets of Lee-NMBC owned, used or held for use by Lee-NMBC primarily to conduct the operations of the Lee-NMBC Stations, and in connection therewith, the Purchaser has agreed to assume certain Liabilities of Lee-NMBC relating to the Lee-NMBC Stations, all upon the terms and subject to the conditions set forth herein (the "Asset Purchase").

         WHEREAS, the Purchaser desires to purchase from Lee, and Lee desires to sell to the Purchaser, all of the issued and outstanding capital stock of the Acquired Companies, all upon the terms and are subject to the conditions set forth herein (the "Stock Purchase").

         WHEREAS, Lee-NMBC and Lee, on behalf of each Acquired Company, and the Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Asset Purchase and Stock Purchase, all as more fully set forth herein.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and agreements hereinafter set forth, the mutual benefits to be gained by the performance of such covenants, promises and agreements, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the parties hereto hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         1.1 Certain Definitions. For all purposes of and under this Agreement, the following terms shall have the respective meanings set forth below:


                  (a) "Action" means any claim, demand, action, suit or proceeding, arbitral action, governmental inquiry or criminal prosecution.

                  (b) "Affiliate" means any "affiliate" as defined in Rule 144(a)(1) promulgated under the Securities Act.

                  (c) "Business Day" means any weekday (Monday through Friday) on which commercial banks in Chicago, Illinois are open for business.

                  (d) "Code" means the Internal Revenue Code of 1986, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.


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                  (e) "Communications Act" means the Communications Act of 1934, as amended, any successor statute thereto, and the rules, regulations and written policies of the FCC promulgated thereunder.

                  (f) "Confidentiality Agreement" means the letter agreement between Lee and the Purchaser, dated as of March 6, 2000.

                  (g) "Contract" means any contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, franchise agreement, concession agreement, insurance policy, security interest, guaranty, binding commitment or other agreement or arrangement, whether written or oral.

                  (h) "Encumbrance" means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar right), defect of title, or other encumbrance of any kind or character.

                  (i) "Environmental Law" means any Law pertaining to land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter, including the following laws as in effect on the Closing Date: (i) Clean Air Act (42 U.S.C. Section 7401, et seq.); (ii) Clean Water Act (33 U.S.C. Section 1251, et seq.); (iii) Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.); (iv) Comprehensive Environmental Resource Compensation and Liability Act (42 U.S.C. Section 9601, et seq.); (v) Safe Drinking Water Act (42 U.S.C. Section 300f, et seq.); (vi) Toxic Substances Control Act (15 U.S.C. Section 2601, et seq.); (vii) Rivers and Harbors Act (33 U.S.C. Section 401, et seq.); (viii) Endangered Species Act (16 U.S.C. Section 1531, et seq.); (ix) Occupational Safety and Health Act (29 U.S.C. Section 651, et seq.); and (x) any other Laws relating to Hazardous Materials or Hazardous Materials Activities.

                  (j) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

                  (k) "Exchange Act" means the Securities Exchange Act of 1934, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

                  (l) "FCC" means the United States Federal Communications Commission, and any successor agency thereto.

                  (m) "FCC Licenses" means all licenses, authorizations, permits and other authorizations issued by the FCC for the operation of the Lee-NMBC Stations and the Acquired Companies' Stations, as the case may be, all of which are set forth in SCHEDULE 4.8(B) hereto.

                  (n) "FCC Transfer Application" means the written application to be filed with the FCC requiring its written consent to the assignment or the transfer of control of each of the FCC Licenses to Purchaser or any of its Subsidiaries, as the case may be, or each of their permitted assignees or designees.


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                  (o) "Final Determination" means the final resolution of
liability for any Tax for a Taxable Period, including any related interest or penalties, that is final and nonappealable, including by reason of the expiration of the applicable statute of limitations.

                  (p) "Final Order" means an order or action by the FCC, that by reason of expiration of time or exhaustion of remedies, is no longer subject to administrative or judicial reconsideration, or review or rehearing.

                  (q) "Funded Debt" means all indebtedness for borrowed money, all obligations under leases which in accordance with GAAP constitute capital leases, all notes payable and drafts accepted representing extensions of credit and any guarantee obligation with respect to any of the foregoing, as applied to the Lee-NMBC Stations or any Acquired Company.

                  (r) "GAAP" means generally accepted accounting principles in the United States on the date of this Agreement.

                  (s) "Governmental Authority" means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal, or judicial body, in each case whether federal, state, county, provincial, local or foreign.

                  (t) "Governmental Order" means any statute, rule, regulation, order, judgment, injunction, decree, stipulation or determination issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

                  (u) "Hazardous Material" means any material or substance that is prohibited or regulated by any Environmental Law or that has been designated by any Governmental Authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including asbestos, petroleum, radon gas and radioactive matter.

                  (v) "Hazardous Materials Activity" means the handling, transportation, transfer, recycling, storage, use, treatment, manufacture, investigation, removal, remediation, release, exposure of others to, sale or other distribution of any Hazardous Material or any product containing a Hazardous Material.

                  (w) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

                  (x) "Income Tax" means any federal, state, county, provincial, local or foreign income, franchise, business profits or other similar Tax, any estimated Tax related thereto, any interest and penalties (civil or criminal) thereon or additions thereto.

                  (y) "Intellectual Property" means any (i) United States and foreign patents, patent applications, patent disclosures and improvements thereto, (ii) United States, state or


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foreign trademarks, service marks, trade dress, logos, trade names and corporate names, the goodwill associated therewith, and the registrations and applications for registration thereof, (iii) United States and foreign copyrights, and the registrations and applications for registration thereof, and (iv) websites and domain names.

                  (z) "IRS" means the United States Internal Revenue Service, and any successor agency thereto.

                  (aa) "Knowledge of" "known to" and phrases of similar import mean the actual knowledge of each executive officer of Lee-NMBC and each Acquired Company or Purchaser, as the case may be, together with each General Manager and Chief Engineer of the Lee-NMBC Stations and Acquired Companies' Stations, without obligation of inquiry.

                  (bb) "Law" means any federal, state, county, provincial, local or foreign statute, law, ordinance, regulation, rule, code or rule of common law.

                  (cc) "Lee Documents" means, collectively, the (i) the Grant Deeds, (ii) the Bill of Sale, (iii) the Assignment and Assumption, (iv) the Assignment of Proprietary Rights, (v) the Stock Certificates, and (vi) any other document executed and delivered at the Closing under or in connection with this Agreement by or on behalf of Lee-NMBC or any of the Acquired Companies.

                  (dd) "Liability" means any direct or indirect debt, obligation or liability of any kind or nature, whether accrued or fixed, absolute or contingent, determined or determinable, matured or unmatured, and whether due or to become due, asserted or unasserted, or known or unknown, and regardless of whether required by GAAP to be reflected in a balance sheet or disclosed in the related notes.

                  (ee) "License" means any franchise, approval, permit, order, authorization, consent, license, registration or filing, certificate, variance and any other similar right obtained from or filed with any Governmental Authority.

                  (ff) "Lien" means any adverse claim, restriction on voting or transfer or pledge, lien, charge, Encumbrance or security interest of any kind.

                  (gg) "Loss or Losses" means any claims, demands, Liabilities, losses, damages, deficiencies, assessments, judgments, remediations and costs or expenses (including reasonable attorneys', consultants' and experts' fees and expenses but excluding punitive damages for breach of this Agreement or any Lee Document).

                  (hh) "Material Adverse Effect" means any change or effect that is materially adverse to the assets, properties, operations, business, financial condition or results of operations of the Lee-NMBC Stations and the Acquired Companies' Stations, taken as a whole, except for any such change or effect resulting directly or indirectly from (i) the transactions contemplated by this Agreement, (ii) the announcement or other disclosure of the transactions contemplated by


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this Agreement, (iii) regulatory changes, (iv) changes in conditions generally applicable to the television broadcasting industry, or in general economic conditions in the geographic regions in which such stations are operated; or (v) circumstances that are not likely to recur and have been substantially restored or will be substantially restored in the near future.

                  (ii) "Permitted Encumbrances" means (i) Encumbrances for inchoate mechanics' and materialmen's liens for construction in progress and workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of business securing amounts not in default; (ii) Encumbrances for Taxes and other Liabilities not yet due and payable, and for Taxes and other Liabilities being contested in good faith, (iii) Encumbrances securing liabilities shown on the Financial Statements, (iv) Encumbrances and imperfections of title (including but not limited to those contained in a standard pre-printed ALTA exception) the existence of which do not, and would not reasonably be expected as of the date hereof to, materially detract from the value of, interfere with, or otherwise affect the use and enjoyment of the property subject thereto or affected thereby, consistent with past practice, and
(v) solely with respect to Owned Real Property, provided that the following are not violated by existing improvements in any material respect and do not prohibit or materially restrict the continued use and operation of such Owned Real Property for the same uses and operations as currently conducted, or grant any third party any option or right to acquire or lease a material portion thereof, (A) easements, rights of way and other similar restrictions which would be shown by a current title report, (B) conditions that may be shown by a current survey, title report or visual site inspection, and (C) zoning, building and other similar restrictions imposed by applicable Law.

                  (jj) "Person" means any individual, general or limited partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

                  (kk) "Proprietary Rights" means (i) Intellectual Property,
(ii) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), knowhow, research and development information, software, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information), (iii) other proprietary rights, (iv) copies and tangible embodiments thereof (in whatever form or medium), and (v) licenses granting any rights with respect to any of the foregoing.

                  (ll) "Securities Act" means the Securities Act of 1933, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

                  (mm) "Subsidiary" means, unless otherwise indicated with respect to a Person, any other Person in which such Person has a direct or indirect equity interest or other ownership interest in excess of fifty percent (50%).

                  (nn) "Tax" means any federal, state, county, provincial, local or foreign income, gross receipts, sales, use, ad valorem, employment, severance, transfer, gains, profits, excise, franchise, property, capital stock, premium, minimum and alternative minimum or other taxes, fees, levies, duties, assessments or charges of any kind or nature whatsoever imposed by any Governmental Authority (whether payable directly or by withholding), together with any interest, penalties (civil or criminal), additions to, or additional amounts imposed by, any Governmental Authority with respect thereto, and any expenses incurred in connection with the determination, settlement or litigation of any Liability therefor.

                  (oo) "Tax Benefit" means, with respect to any Taxable Period, the amount of the actual reduction in an indemnified party's liability for Taxes payable for the Taxable Period as a result of the payment or accrual of any Loss indemnifiable under this Agreement. The amount, if any, of a Tax Benefit with respect to a Taxable Period arising from the payment or accrual of any Loss indemnifiable under this Agreement shall be determined after first reducing Taxes for the Taxable Period by taking into account all other applicable credits and items of loss, deduction and similar items.

                  (pp) "Tax Cost" means, with respect to any Taxable Period, the amount of the actual increase in an indemnified party's liability for Taxes payable for the Taxable Period (including as a result of any decrease in a Tax refund or credit) as a result of the accrual or receipt of payment for any Loss for which the indemnified party is entitled to indemnification under this Agreement.

                  (qq) "Tax Return" means a report, return or other information required to be supplied to a Governmental Authority with respect to any Tax.

                  (rr) "Taxable Period" means any taxable year or any other period that is treated as a taxable year with respect to which any Tax may be imposed under any applicable statute, rule or regulation.

         1.2 Certain Additional Definitions. For all purposes of and under this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below:

TERM                                                                         SECTION
Acquired Companies                                                           Recitals
Acquired Companies' Closing Liabilities                                      2.7(b)(i)
Acquired Companies' Common Stock                                             2.6
Acquired Companies' Stations                                                 Recitals
Acquired Company                                                             Recitals
Acquired Company Station                                                     Recitals
Agreement                                                                    Preamble
Asset Purchase                                                               Recitals
Asset Purchase Cash Payment                                                  2.3(a)
Asset Purchase Notice of Disagreement                                        2.3(b)(v)
Asset Purchase Price                                                         2.3(a)


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
Assignment and Assumption                                                    3.2(a)(iii)
Assignment of Proprietary Rights                                             3.2(a)(iv)
Assumed Liabilities of the Lee-NMBC Stations                                 2.2(b)
Benefit Plan(s)                                                              4.10(a)
Bill of Sale                                                                 3.2(a)(ii)
Cash Payment                                                                 2.9
Claimant                                                                     8.3(a)
Closing                                                                      3.1
Closing Date                                                                 3.1
Closing Adjusted Net Worth of the Acquired Companies                         2.7(b)(ii)
COBRA                                                                        4.10(a)
Contract of the Lee-NMBC Stations                                            2.1(b)(ii)
Contracts of the Lee-NMBC Stations                                           2.1(b)(ii)
CST                                                                          3.1
Employee                                                                     4.9
Employees                                                                    4.9
Excluded Assets of the Lee-NMBC Stations                                     2.1(c)
Excluded Liabilities of the Lee-NMBC Stations                                2.2(c)
Financial Statements                                                         4.12
Grant Deeds                                                                  3.2(a)(i)
Indemnitor                                                                   8.3(a)
Independent Accountant                                                       2.3(b)(v)
Insurance Policies                                                           4.17(a)
Interest Rate                                                                2.3(b)(iv)
KOIN                                                                         Recitals
KOIN Common Stock                                                            4.3(a)
Leased Assets                                                                4.5(a)
Leased Real Property                                                         4.5(a)
Lee                                                                          Preamble & 9.1(a)
Lee-NMBC                                                                     Preamble
Lee-NMBC Hawaii Stations                                                     6.4(c)
Lee-NMBC Station                                                             Recitals
Lee-NMBC Stations                                                            Recitals
License of the Lee-NMBC Stations                                             2.1(b)(iii)
Licenses of the Lee-NMBC Stations                                            2.1(b)(iii)
Material Contract                                                            4.7(a)
Material Contracts                                                           4.7(a)
Material License                                                             4.8(a)
Material Licenses                                                            4.8(a)
NMBC                                                                         Preamble
Owned Real Property                                                          4.5(a)
Preliminary Statement of Closing Adjusted Net Worth of                       2.7(c)(i)


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
the Acquired Companies
Preliminary Statement of Working Capital of the Lee-NMBC Stations            2.3(b)(ii)
Purchased Assets of the Lee-NMBC Stations                                    2.1(b)
Purchaser                                                                    Preamble
Purchaser's Hawaii Stations                                                  6.4(c)
Purchaser's Plans                                                            6.9(a)
Schedules                                                                    6.11
Short Term Agreement                                                         4.7(a)
SJL-Kansas                                                                   Recitals
SJL-Kansas Common Stock                                                      4.3(b)
Spin-Off Applications                                                        6.4(c)
Statement of Closing Adjusted Net Worth of the Acquired Companies            2.7(c)(ii)
Statement of Working Capital of the Lee-NMBC Stations                        2.3(b)(iii)
Station KBIM                                                                 2.3(b)
Station KGMB                                                                 Recitals
Station KGUN                                                                 Recitals
Station KMTV                                                                 Recitals
Station KOIN                                                                 Recitals
Station KREZ                                                                 Recitals
Station KRQE                                                                 Recitals
Station KSNC                                                                 Recitals
Station KSNG                                                                 Recitals
Station KSNK                                                                 Recitals
Station KSNT                                                                 Recitals
Station KSNW                                                                 Recitals
Station WSAZ                                                                 Recitals
Stock Certificates                                                           3.2(a)(vii)
Stock Purchase                                                               Recitals
Stock Purchase Cash Payment                                                  2.7(a)
Stock Purchase Notice of Disagreement                                        2.7(c)(iv)
Stock Purchase Price                                                         2.7(a)
Termination Date                                                             9.1(b)
Topeka                                                                       Recitals
Topeka License Sub                                                           Recitals
Transferred Employees                                                        6.9(a)
Transferred Non-Union Employees                                              6.9(a)
Transferred Union Employees                                                  6.9(a)
Violation                                                                    8.5(e)
Wichita License Sub                                                          Recitals
Working Capital of the Lee-NMBC Stations                                     2.3(b)(i)


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                                    ARTICLE 2
                                PURCHASE AND SALE

         2.1 Purchase and Sale of Purchased Assets of the Lee-NMBC Stations.

                  (a) Purchase and Sale of Purchased Assets of Lee-NMBC Stations. Upon the terms and subject to the conditions set forth herein, at the Closing, the Purchaser shall purchase from Lee-NMBC, and Lee-NMBC shall irrevocably sell, convey, transfer, assign and deliver to the Purchaser, free and clear of all Liens other than Permitted Encumbrances, all right, title and interest in and to the Purchased Assets of the Lee-NMBC Stations (as defined below).

                  (b) Definition of Purchased Assets of the Lee-NMBC Stations. For all purposes of and under this Agreement, the term "Purchased Assets of the Lee-NMBC Stations" shall mean, refer to and include all of Lee's and NMBC's right, title and interest in and to all tangible and intangible assets, properties and rights which are owned, used or held for use by Lee-NMBC primarily to conduct the operations of the Lee-NMBC Stations, including, except for the Excluded Assets of the Lee-NMBC Stations, all right, title and interest of Lee and NMBC in and to all real property (including the Owned Real Property of the Lee-NMBC Stations set forth in SCHEDULE 4.5(a) hereto), and any leaseholds and sub-leaseholds therein (including leases for the Leased Real Property of the Lee-NMBC Stations set forth in SCHEDULE 4.5(a) hereto), buildings, structures, improvements, fixtures, furnishings and other fittings thereon, and easements, rights-of-way, and other appurtenances thereto, all tangible personal property (whether or not located on any of the premises of the Lee-NMBC Stations and including the tangible personal property set forth in
SCHEDULE 4.5(a) hereto) including all machinery, equipment and tools, furniture and furnishings, computers and computer supplies, office materials and supplies, automobiles, trucks and other vehicles, inventories of any kind or nature, materials and supplies, purchased goods, all accounts, notes and other receivables, all prepaid assets and expenses, and all books, records (other than records relating to Income Taxes), ledgers, files, documents, correspondence, customer, supplier, advertiser, and other lists, invoices and sales data, creative, advertising and other promotional materials, studies, reports, and other printed or written materials or data, and specifically including the following:

                           (i) Proprietary Rights (including the Intellectual
Property of the Lee-NMBC Stations set forth in SCHEDULE 4.6(a) hereto), goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the applicable Laws of all jurisdictions;

                           (ii) Contracts to which Lee-NMBC is a party or by
which its assets or properties are bound which primarily relate to the operations of the Lee-NMBC Stations (each, a "Contract of the Lee-NMBC Stations" and, collectively, "Contracts of the Lee-NMBC Stations") (including the Material Contracts of the Lee-NMBC Stations set forth in SCHEDULE 4.7(a) hereto), and all rights thereunder;


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
                           (iii) Licenses owned or possessed by Lee-NMBC (each,
a "License of the Lee-NMBC Stations" and, collectively, "Licenses of the Lee-NMBC Stations") (including the FCC Licenses of the Lee-NMBC Stations and the Material Licenses of the Lee-NMBC Stations), and all rights thereunder;

                           (iv) rights in or to all Assumed Plans of the
Lee-NMBC Stations, and any and all assets associated with or allocated to the Employees of the Lee-NMBC Stations thereunder;

                           (v) any and all refunds of Taxes relating primarily
to the Lee-NMBC Stations other than refunds of Income Taxes;

                           (vi) Actions, deposits, prepayments, refunds, causes
of action, chooses in action, rights of recovery, rights of set off, and rights of recoupment of any kind or nature (including any such item relating to Taxes other than Income Taxes) relating to the Purchased Assets of the Lee-NMBC Stations or the Assumed Liabilities; and.

                           (vii) Upon reimbursement at the closing for all
amounts paid by or due from iBlast, Inc. to Lee, either as a capital contribution or loan or other form of indebtedness (such reimbursement not to exceed, however, $750,000 in the aggregate), all capital stock of or other equity interests in iBlast, Inc.

                  (c) Definition of Excluded Assets of the Lee-NMBC Stations. Notwithstanding anything to the contrary set forth in this Section 2.1 or elsewhere in this Agreement, the term "Purchased Assets of the Lee-NMBC Stations" shall not mean, refer to or include the following (collectively, the "Excluded Assets of the Lee-NMBC Stations"):

                           (i) the corporate charter and bylaws, qualifications
to transact business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Lee and NMBC as a corporation;

                           (ii) all assets, whether real or personal, tangible
or intangible, which are owned, used or held for use by Lee-NMBC which do not primarily relate to the Lee-NMBC Stations, including such assets set forth in
SCHEDULE 2.1(c) hereto;

                           (iii) Contracts of the Lee-NMBC Stations described in
Section 2.5 that, in accordance with Section 2.5, are not assigned to the Purchaser;

                           (iv) Nontransferable Licenses, other than FCC
Licenses, of the Lee-NMBC Stations described in Section 2.5 that, in accordance with Section 2.5, are not assigned to the Purchaser;


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
                           (v) rights in or to all Benefit Plans (other than
Assumed Plans of the Lee-NMBC Stations and employment agreements included in the Contracts of the Lee-NMBC Stations), and all assets associated with or allocated to the Employees of the Lee-NMBC Stations thereunder;

                           (vi) cash and cash equivalents;

                           (vii) any and all refunds of Income Taxes;

                           (viii) Actions, deposits, prepayments, refunds,
causes of action, chooses in action, rights of recovery, rights of set off, and rights of recoupment of any kind or nature (including any such item relating to Income Taxes) relating to the Excluded Assets of the Lee-NMBC Stations or the Excluded Liabilities of the Lee-NMBC Stations;

                           (ix) refunds paid or payable in connection with the
cancellation or discontinuance of any insurance policies applicable to the Lee-NMBC Stations (including the Insurance Policies of the Lee-NMBC Stations set forth in SCHEDULE 4.17 hereto) following the Closing;

                           (x) all rights of Lee-NMBC under this Agreement, any
agreement, certificate, instrument or other document executed and delivered by Lee-NMBC in connection with the transactions contemplated hereby, or any side agreement between Lee-NMBC and the Purchaser entered into on or after the date of this Agreement related primarily to the Lee-NMBC Stations; and


         2.2 Assumption of Liabilities.

                  (a) Assumption. Upon the terms and subject to the conditions set forth herein, at the Closing the Purchaser shall assume from Lee-NMBC (and therefore pay, perform and discharge), and Lee-NMBC shall irrevocably convey, transfer and assign to the Purchaser, all of the Assumed Liabilities of the Lee-NMBC Stations (as defined below).

                  (b) Definition of Assumed Liabilities of the Lee-NMBC Stations. For all purposes of and under this Agreement, the term "Assumed Liabilities of the Lee-NMBC Stations" shall mean (i) the liabilities of the Lee-NMBC Stations included in the determination of the Working Capital of the Lee-NMBC Stations pursuant to Section 2.3(b), (ii) the obligations of Lee-NMBC arising during and attributable to any period after the Closing under the Contracts, Licenses and Assumed Plans of the Lee-NMBC Stations that are assigned to Purchaser at Closing in accordance with this Agreement (excluding (A) any obligations or liabilities of Lee-NMBC under any such Contract, License or Assumed Plan resulting from the failure to obtain any consent required in connection with the transactions contemplated by this Agreement, (B) any default under any such Contract, License or Assumed Plan prior to or as a result of the Closing, and (C) any bonus or other payment or benefit conditioned upon or payable in connection with or as a result of the Closing under any employment agreement, or calculated with reference to the financial terms, of the transactions contemplated by this Agreement), and (iii) the obligations of Lee-NMBC arising during and attributable to any period after the Closing under any other Contracts of the Lee-NMBC Stations not assigned to Purchaser in accordance with this Agreement but only as and to the extent provided in Section 2.5 hereof.

                  (c) Definition of Excluded Liabilities of the Lee-NMBC Stations. The term "Excluded Liabilities of the Lee-NMBC Stations" shall mean all Liabilities of Lee-NMBC other than the Assumed Liabilities of the Lee-NMBC Stations. Purchaser shall not assume any of the Excluded Liabilities of the Lee-NMBC Stations.

         2.3 Consideration for Purchased Assets of the Lee-NMBC Stations.

                  (a) Consideration. Subject to Section 2.3(b) hereof, the purchase price (the "Asset Purchase Price") for the Purchased Assets of the Lee-NMBC Stations shall be (i) the portion of the Cash Payment (as defined in Section 2.9) allocated to the Purchased Assets of the Lee-NMBC Stations pursuant to Section 2.9, which shall be paid in cash at the Closing (the "Asset Purchase Cash Payment"), and (ii) the assumption by the Purchaser of the Assumed Liabilities of the Lee-NMBC Stations pursuant to Section 2.2 hereof.

                  (b) Working Capital Adjustment of the Lee-NMBC Stations.

                           (i) For all purposes of and under this Agreement, the
term "Working Capital of the Lee-NMBC Stations" shall mean the current assets of the Lee-NMBC Stations included within the Purchased Assets of the Lee-NMBC Stations, minus the current liabilities of the Lee-NMBC Stations as of the close of business on the date immediately preceding the Closing Date (the "Adjustment Date"), each determined in accordance with GAAP applied in a manner consistent with the preparation of the Financial Statements, and adjusted to exclude (1) from current assets the current portion of program rights and (2) from current liabilities the current portion of program liabilities and any reserve or accrual for loss contingencies required by GAAP related to the matters disclosed in SCHEDULE 4.14 hereto; provided, however, that current liabilities shall include the amount or value of both cash and noncash consideration that has not been paid or provided prior to the Closing Date for programming run by any of the Lee-NMBC Stations prior to the Closing Date.

                           (ii) Three Business Days prior to the Closing Date,
Lee shall provide Purchaser with a reasonably detailed statement (the "Preliminary Statement of Working Capital of the Lee-NMBC Stations") setting forth Lee's reasonable and good faith estimate of the Working Capital of the Lee-NMBC Stations. The Asset Purchase Cash Payment payable on the Closing Date shall be decreased by the amount of any negative Working Capital of the Lee-NMBC Stations shown on the Preliminary Statement of Working Capital of the Lee-NMBC Stations or increased by the amount of any positive Working Capital of the Lee-NMBC Stations shown on the Preliminary Statement of Working Capital of the Lee-NMBC Stations.

                           (iii) As promptly as practicable, but in any event
within sixty (60) calendar days following the Closing, Lee shall cause to be prepared and delivered to the

Purchaser a further determination and statement (the "Statement of Working Capital of the Lee-NMBC Stations") setting forth the Working Capital of the Lee-NMBC Stations.

                           (iv) Within thirty (30) calendar days following
delivery of the Statement of Working Capital of the Lee-NMBC Stations pursuant to Section 2.3(b)(iii) hereof or, if applicable, such later date determined in accordance with Section 2.3(b)(v) hereof, Lee shall pay the Purchaser the amount, if any, by which the Working Capital of the Lee-NMBC Stations shown on the Statement of Working Capital of the Lee-NMBC Stations is less than the amount thereof shown on the Preliminary Statement of Working Capital of the Lee-NMBC Stations or (B) the Purchaser shall pay to Lee the amount, if any, by which the Working Capital of the Lee-NMBC Stations shown on the Statement of Working Capital of the Lee-NMBC Stations is more than the amount thereof shown on the Preliminary Statement of Working Capital of the Lee-NMBC Stations. Any and all payments made pursuant to this Section 2.3(b)(iv) shall bear interest at the three (3) month London Inter-Bank Offered Rate published in the Wall Street Journal on the Closing Date (the "Interest Rate") for the period commencing on the Closing Date and to but not including the date of payment, and shall be made by wire transfer of immediately available funds to an account designated in writing by the party to receive such payment. Any payment made pursuant to this
Section 2.3(b)(iv) shall be deemed to be an adjustment to the Asset Purchase Price.

                           (v) If the Purchaser disagrees in good faith with the
Statement of Working Capital of the Lee-NMBC Stations, then the Purchaser shall notify Lee in writing (the "Asset Purchase Notice of Disagreement") of such disagreement within thirty (30) calendar days following delivery of the Statement of Working Capital of the Lee-NMBC Stations. The Asset Purchase Notice of Disagreement shall set forth in reasonable detail the basis for the disagreement described therein. Thereafter, Lee and the Purchaser shall attempt in good faith to resolve and finally determine the amount of the Closing Working Capital of the Lee-NMBC Stations. If Lee and the Purchaser are unable to resolve the disagreement within thirty (30) calendar days following delivery of the Asset Purchase Notice of Disagreement, then Lee and the Purchaser shall retain the services of KPMG Peat Marwick LLP (the "Independent Accountant"), to resolve the disagreement and make a determination with respect thereto. The determination by the Independent Accountant will be made, and written notice thereof given to Lee and the Purchaser, within thirty (30) calendar days after the Independent Accountant's retention. The determination by the Independent Accountant shall be final, binding and conclusive upon Lee-NMBC and the Purchaser. The scope of the Independent Accountant's engagement (which will not be an audit) shall be limited to the resolution of the disputed items described in the Asset Purchase Notice of Disagreement, and the recalculation, if any, of the Statement of Working Capital of the Lee-NMBC Stations in light of such resolution. If an Independent Accountant is engaged pursuant to this Section 2.3(b)(v), the fees and expenses of the Independent Accountant shall be borne equally by Lee and the Purchaser. Any payment required by Section 2.3(b)(iv) hereof shall bear interest at the Interest Rate for the period commencing on the Closing Date and to but not including the date of payment, and shall be made based on such determination within ten (10) calendar days after delivery of a notice of determination by the Independent Accountant as described above,

                  (c) A11ocation of Asset Purchase Price. The Asset Purchase Price shall be allocated among the Purchased Assets of the Lee-NMBC Stations for all purposes (including Tax and financial accounting purposes) on the basis of a customary appraisal report prepared by an independent appraisal firm which shall be selected and whose report shall be approved by the Purchaser, or as agreed by the parties. The Purchaser shall pay all fees, costs and expenses of the appraisal firm. The appraisal report and allocation will be consistent with
Section 1060 of the Internal Revenue Code. The Purchaser and Lee-NMBC shall (i) execute and file all Tax Returns and prepare all financial statements, returns and other instruments in a manner consistent with the allocation determined pursuant to this Section 2.3(c), (ii) not take any position before any Governmental Authority or in any judicial proceeding that is inconsistent with such allocation, and (iii) cooperate with each other in a timely filing, consistent with such allocation, of Form 8594 with the IRS.

         2.4 Further Assurances. At and after the Closing, and without further consideration therefor, (i) Lee-NMBC shall execute and deliver to the Purchaser such further instruments and certificates of conveyance and transfer as the Purchaser may reasonably request in order to more effectively convey and transfer the Purchased Assets of the Lee-NMBC Stations to the Purchaser and to put the Purchaser in operational control of the Lee-NMBC Stations, or for aiding, assisting, collecting and reducing to possession any of the Purchased Assets of the Lee-NMBC Stations and exercising rights with respect thereto, and
(ii) the Purchaser shall execute and deliver to Lee such further instruments and certificates of assumption, novation and release as Lee may reasonably request in order to effectively make the Purchaser responsible for all Assumed Liabilities of the Lee-NMBC Stations and release Lee-NMBC therefrom to the fullest extent permitted under applicable Law.

         2.5 Nontransferable Contracts and Licenses. To the extent that transfer or assignment hereunder by Lee-NMBC to the Purchaser of any Contracts of the Lee-NMBC Stations or Licenses (other than the FCC Licenses) of the Lee-NMBC Stations is not permitted or is not permitted without the consent of another Person, this Agreement shall not be deemed to constitute an undertaking to assign the same if such consent is not given or if such an undertaking otherwise would constitute a breach thereof or cause a loss of benefits thereunder. Lee-NMBC shall use all commercially reasonable efforts to obtain any and all such third party consents under all Material Contracts of the Lee-NMBC Stations and Material Licenses of the Lee-NMBC Stations; provided, however, that Lee-NMBC shall not be required to pay or incur any cost or expense to obtain any third party consent that Lee-NMBC is not otherwise required to pay or incur in accordance with the terms of the applicable Material Contract of the Lee-NMBC Stations or Material License of the Lee-NMBC Stations. Purchaser shall cooperate with Lee-NMBC in obtaining such third party consents, provided, however, that Purchaser shall not be required to agree to any change in the terms of any such Contract or to pay any fee or other consideration to a third party in order to obtain any such third party consent. Purchaser's cooperation shall include, without limitation, signing and delivering consent forms which may be provided by third parties to such Contracts pursuant to which Purchaser shall agree to assume and perform the obligations of Lee-NMBC under such Contracts arising during and relating to the period on and after the Closing Date. If any such third party consent is not obtained before the Closing, Lee-NMBC shall cooperate with the Purchaser in any reasonable arrangement designed to provide to the Purchaser on and after the Closing with the benefits under the applicable Contract of the Lee-NMBC Stations or License of the Lee-NMBC Stations, and Purchaser shall perform on and after the Closing Date the applicable Contract and License and the financial obligations thereunder, as the case may be, to the extent commensurate with the benefits actually received by Purchaser thereunder. After the Closing Date, Lee-NMBC and Purchaser shall continue to cooperate with one another and use commercially reasonable efforts to obtain any such third party consents, and any such Contracts and Licenses shall be deemed transferred or assigned upon Purchaser's receipt of any necessary third party consent thereto. Notwithstanding anything contained above in this Section 2.5 to the contrary, this Section 2.5 shall not apply to any FCC License.

         2.6 The Stock Purchase. Upon the terms and subject to the conditions set forth herein, at the Closing Lee shall transfer, assign and deliver to Purchaser, and Purchaser shall purchase from Lee, the KOIN Common Stock and the SJL-Kansas Common Stock (as defined in Section 4.3) (together, the "Acquired Companies' Common Stock"), representing all issued and outstanding shares of the Acquired Companies' Common Stock, solely in exchange for the Stock Purchase Price (as defined below).

         2.7 Consideration for Acquired Companies' Stock.

                  (a) Consideration. Subject to Section 2.7(c) hereof, the purchase price (the "Stock Purchase Price") for the Acquired Companies' Common Stock shall be the portion of the Cash Payment allocated to the Acquired Companies' Common Stock pursuant to Section 2.9, which shall be paid in cash at the Closing (the "Stock Purchase Cash Payment").

                  (b) Additional Definitions. For all purposes of and under this Agreement, the following terms shall have the meanings indicated below:

                           (i) "Acquired Companies Closing Liabilities" means
all Liabilities that would be included on a consolidated balance sheet of the Acquired Companies as of the Adjustment Date prepared in accordance with GAAP applied in a manner consistent with the preparation of the Financial Statements, including but not limited to, all indebtedness for borrowed money and all bonuses, severance payments or other benefits for employees of the Acquired Companies conditioned upon or payable in connection with or as a result of the Closing, or calculated with reference to the financial terms, of the transactions contemplated by this Agreement which any of the Acquired Companies is obligated to make or provide as a result of the transactions contemplated by this Agreement.

                           (ii) "Closing Adjusted Net Worth of the Acquired
Companies" means the current assets of the Acquired Companies as of the Adjustment Date (excluding any such current assets (or portion thereof) to the extent not relating to and usable in the operation of the Acquired Companies' Stations after the Closing Date), minus the Acquired Companies Closing Liabilities, as determined on a consolidated basis in accordance with GAAP applied in a manner consistent with the preparation of the Financial Statements, adjusted to exclude (A) from current assets the current portion of program rights and (B) from Acquired Companies Closing

Liabilities (1) the current and long-term portion of program liabilities, (2) any amount related to unearned income under the Station KOIN Sylvan lease agreement, and (3) any reserve or accrual for loss contingencies required by GAAP related to the matters disclosed in SCHEDULE 4.14 hereto; provided, however, that Acquired Companies Closing Liabilities shall include the amount or value of both cash and noncash consideration that has not been paid or provided prior to the Closing Date for programming run by any of the Acquired Companies' Stations prior to the Closing Date.

                           (iii) "Acquired Companies Assumed Liabilities" means
(A) the Acquired Companies Closing Liabilities, and (B) the obligations of the Acquired Companies arising during and attributable to any period after the Closing under the Contracts and Licenses of the Acquired Companies, excluding, however, (1) any obligations or liabilities arising under (aa) any such Contracts or Licenses that do not relate primarily to the operation of the Acquired Companies' Stations, (bb) any Contracts or Licenses required by this Agreement to be terminated at or prior to Closing, (cc) any Benefit Plans of the Acquired Companies other than (I) liabilities thereunder included as Acquired Company Closing Liabilities and (II) employment contracts of the Acquired Companies and (dd) any bonus or other payment or benefit conditioned upon or payable in connection with or as a result of the Closing under any employment agreement, or calculated with reference to the financial terms, of the transactions contemplated by this Agreement, and (2) any obligations or liabilities of the Acquired Companies resulting from the failure to obtain any consent required in connection with the transactions contemplated by this Agreement or resulting from any default under any Contract or License prior to or as a result of the Closing.

                           (iv) "Acquired Companies Excluded Liabilities" means
all Liabilities of the Acquired Companies as of the Closing Date, other than the Acquired Companies Assumed Liabilities.


                  (c) Adjusted Net Worth Adjustment of the Acquired Companies.

                           (i) Three (3) Business Days prior to the Closing
Date, Lee shall provide Purchaser with a reasonably detailed statement (the "Preliminary Statement of Closing Adjusted Net Worth of the Acquired Companies") setting forth Lee's reasonable and good faith estimate of the Closing Adjusted Net Worth of the Acquired Companies. The Stock Purchase Cash Payment payable on the Closing Date shall be decreased by the amount of any negative Closing Adjusted Net Worth of the Acquired Companies shown on the Preliminary Statement of Closing Adjusted Net Worth of the Acquired Companies or increased by the amount of any positive Closing Adjusted Net Worth of the Acquired Companies shown on the Preliminary Statement of Closing Adjusted Net Worth of the Acquired Companies.

                           (ii) As promptly as practicable, but in any event
within sixty (60) calendar days following the Closing, Lee shall cause to be prepared and delivered to the Purchaser a further determination and statement (the "Statement of Closing Adjusted Net Worth of the Acquired Companies") setting forth the Closing Adjusted Net Worth of the Acquired Companies.

                           (iii) Within thirty (30) calendar days following
delivery of the Statement of Closing Adjusted Net Worth of the Acquired Companies pursuant to Section 2.7(c)(ii) hereof or, if applicable, such later date determined in accordance with Section 2.7(c)(iv), (1) Lee shall pay to Purchaser the amount, if any, by which the Closing Adjusted Net Worth of the Acquired Companies shown on the Statement of Closing Adjusted Net Worth of the Acquired Companies is less than the amount thereof shown on the Preliminary Statement of Closing Adjusted Net Worth of the Acquired Companies, or (2) the Purchaser shall pay to Lee the amount, if any, by which the Closing Adjusted Net Worth of the Acquired Companies shown on the Statement of Closing Adjusted Net Worth of the Acquired Companies is more than the amount thereof shown on the Preliminary Statement of Closing Adjusted Net Worth of the Acquired Companies. Any and all payments made pursuant to this Section 2.7(c)(iii) shall bear interest at the Interest Rate for the period commencing on the Closing Date and to but not including the date of payment, and shall be made by wire transfer of immediately available funds to an account designated in writing by the party to receive such payment. Any payment made pursuant to this Section 2.7(c)(iii) shall be deemed to be an adjustment to the Stock Purchase Price.

                           (iv) If the Purchaser disagrees in good faith with
the Statement of Closing Adjusted Net Worth of the Acquired Companies, then the Purchaser shall notify Lee in writing (the "Stock Purchase Notice of Disagreement") of such disagreement within thirty (30) calendar days following delivery of the Statement of Closing Adjusted Net Worth of the Acquired Companies. The Stock Purchase Notice of Disagreement shall set forth in reasonable detail the basis for the disagreement described therein. Thereafter, Lee and the Purchaser shall attempt in good faith to resolve and finally determine the amount of the Closing Adjusted Net Worth of the Acquired Companies. If Lee and the Purchaser are unable to resolve the disagreement within thirty (30) calendar days following delivery of the Stock Purchase Notice of Disagreement, then the Independent Accountant shall resolve the disagreement and make a determination with respect thereto. Such determination will be made, and written notice thereof given to Lee and the Purchaser, within thirty (30) calendar days after such selection. The determination by the Independent Accountant shall be final, binding and conclusive upon Lee and the Purchaser. The scope of the Independent Accountant's engagement (which will not be an audit) shall be limited to the resolution of the disputed items described in the Stock Purchase Notice of Disagreement, and the recalculation, if any, of the Statement of Closing Adjusted Net Worth of the Acquired Companies in light of such resolution. If an Independent Accountant is engaged pursuant to this
Section 2.7(c)(iv), the fees and expenses of the Independent Accountant shall be borne equally by Lee and the Purchaser. Within ten (10) calendar days after delivery of a notice of determination by the Independent Accountant as described above, any payment required by Section 2.7(c)(iii) hereof shall be paid based upon such determination, together with interest at the Interest Rate for the period commencing on the Closing Date and to but not including the date of payment.

                  (d) Allocation of Modified Aggregate Deemed Sales Price ("MADSP") and Adjusted Grossed-Up Basis ("AGUB") to KOIN Assets. If a Section 338(h)(10) election is made with respect to KOIN, the "MADSP" and "AGUB" shall be determined and allocated among the assets of KOIN in accordance with the applicable Treasury Regulations under Section 338 for all purposes. The Stock Purchase Price attributed to KOIN in Section 2.7(a) shall be allocated among the assets of KOIN for all purposes (including Tax and financial accounting purposes) on the basis of a customary appraisal report prepared by an independent appraisal firm which shall be selected and whose report shall be approved by the Purchaser, or as agreed by the parties. The Purchaser shall pay all fees, costs and expenses of the appraisal firm. The appraisal report and allocation will be consistent with Section 338 of the Internal Revenue Code. The Purchaser and Lee shall (i) execute and file all Tax Returns and prepare all financial statements, returns and other instruments in a manner consistent with the allocation determined pursuant to this Section 2.3(d), (ii) not take any position before any Governmental Authority or in any judicial proceeding that is inconsistent with such allocation, and (iii) cooperate with each other in a timely filing, consistent with such allocation, of Form 8023 with the IRS.

         2.8 Further Assurances. At and after the Closing, subject to the terms and conditions herein provided, each of the Purchaser and Lee covenants and agrees to use reasonable efforts to take, or cause to be taken, all action, or do, or cause to be done, all things, necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by the Stock Purchase.

         2.9 Allocation of Cash Payment. Subject to Sections 2.3(b) and 2.7(c), the total purchase price payable in cash at the Closing for the Purchased Assets of the Lee-NMBC Stations and the Acquired Companies' Common Stock shall be Five Hundred Sixty-Two Million Five Hundred Thousand Dollars ($562,500,000) (the "Cash Payment"). Purchaser shall be entitled to specify (i) the allocation of the Cash Payment between the Asset Purchase Cash Payment and the Stock Purchase Cash Payment and (ii) the allocation of the Stock Purchase Cash Payment between the KOIN Common Stock and the SJL-Kansas Common Stock, provided that (A) Purchaser delivers such allocations to Lee at least ten (10) days prior to Closing and (B) Lee approves such allocations, which approval shall not be unreasonably withheld or delayed.

                                    ARTICLE 3
                                   THE CLOSING

         3.1 The Closing. The consummation of the transactions contemplated hereby shall take place at a closing (the "Closing") to be held at 10:00 a.m., Central Standard Time ("CST"), on a date to be designated by Lee and the Purchaser, which date shall be no later than the second (2nd) Business Day after satisfaction and fulfillment of the last to occur of the conditions set forth in Sections 7.1(c) or (d) and Sections 7.2(c) or (d), subject to the conditions set forth in Section 7.1(e) and Section 7.2(e) (the "Closing Date"), at the offices of Lane & Waterman, 220 N. Main Street, Suite 600, Davenport, Iowa, unless another time, date or place is mutually agreed upon in writing by Lee and the Purchaser.

         3.2 Closing Deliveries of Lee-NMBC and the Acquired Companies. At the Closing, Lee shall deliver, or cause to be delivered, to the Purchaser the following instruments, certificates and other documents, dated as of the Closing Date and executed on behalf of Lee-NMBC or an Acquired Company by a duly authorized officer thereof, in order to effect the transfer of the Purchased Assets of the Lee-NMBC Stations to the Purchaser pursuant to Section 2.1 hereof and effect the transfer of the Acquired Companies' Common Stock to the Purchaser pursuant to Section 2.6 hereof:

                  (a) Instruments of Transfer and Assignment.

                           (i) A grant deed or deeds, as the case may be, in a
customary and usual form acceptable to the parties (the "Grant Deeds"), conveying fee simple title to all of the Owned Real Property of the Lee-NMBC Stations;

                           (ii) a Bill of Sale with respect to the Purchased
Assets of the Lee-NMBC Stations in a customary and usual form acceptable to the parties (the "Bill of Sale");

                           (iii) an Instrument of Assignment and Assumption with
respect to the Purchased Assets of the Lee-NMBC Stations and Assumed Liabilities of the Lee-NMBC Stations in a customary and usual form acceptable to the parties (the "Assignment and Assumption");

                           (iv) an Assignment of Proprietary Rights with respect
to the Lee-NMBC Stations substantially in a customary and usual form acceptable to the parties (the "Assignment of Proprietary Rights");

                           (v) copies of all instruments, certificates,
documents and other filings (if applicable) necessary to release the Purchased Assets of the Lee-NMBC Stations from all Encumbrances other than Permitted Encumbrances and those Encumbrances set forth in SCHEDULE 4.5(b) hereto, all in a form reasonably satisfactory to counsel for the Purchaser;

                           (vi) copies of all requisite Licenses, waivers,
consents, approvals, authorizations, qualifications and other orders of any Governmental Authority with competent jurisdiction over the transactions contemplated hereby, and all requisite consents, approvals or waivers from third parties, which are necessary to effect the valid transfer and assignment of the Purchased Assets of the Lee-NMBC Stations to the Purchaser pursuant to this Agreement and to otherwise consummate the Asset Purchase, Stock Purchase and as otherwise contemplated by this Agreement;

                           (vii) stock certificates representing all of the
outstanding shares of KOIN and SJL-Kansas duly endorsed or accompanied by duly executed stock powers in blank (the "Stock Certificates");

                           (viii) all other documents, instruments and
certificates required to be delivered by Lee-NMBC or the Acquired Companies pursuant to this Agreement or otherwise required or reasonably requested by Purchaser, including of conveyance and transfer, as the Purchaser may reasonably request in order to more effectively convey and transfer the Purchased Assets of the Lee-NMBC Stations to the Purchaser and to put the Purchaser in operational control of the Lee-NMBC Stations, or for aiding, assisting, collecting and reducing to possession any of the Purchased Assets of the Lee-NMBC Stations and exercising rights with respect thereto and to otherwise consummate the Asset Purchase, the Stock Purchase and as otherwise contemplated by this Agreement;

                           (ix) resignations of all directors and officers of
the Acquired Companies which have been previously requested in writing by Purchaser shall have been delivered to Purchaser, effective upon the Closing; and

                           (x) the stock book, stock ledger, and minute book of
each of the Acquired Companies.

                  (b) Closing Certificates.

                           (i) an officer's certificate in a form reasonably
acceptable to the parties;

                           (ii) a secretary's certificate substantially in a
form reasonably acceptable to the parties; and

                           (iii) a certificate of Lee-NMBC and each Acquired
Company certifying as to its non-foreign status which complies with the requirements of Section 1445 of the Internal Revenue Code.

                  (c) Legal Opinions.

                           (i) A legal opinion of Lane & Waterman, outside
counsel for Lee-NMBC and the Acquired Companies, substantially in the form attached hereto as EXHIBIT A; and

                           (ii) a legal opinion of Wiley, Rein & Fielding, FCC
counsel of Lee-NMBC and the Acquired Companies, substantially in the form attached hereto as EXHIBIT B.

         3.3 Closing Deliveries of the Purchaser. At the Closing, the Purchaser shall deliver, or cause to be delivered, to Lee the following instruments, certificates and other documents, dated as of the Closing Date and executed or acknowledged (as applicable) on behalf of the Purchaser by a duly authorized officer thereof, in order to pay for the Acquired Companies' Common Stock and the Purchased Assets of the Lee-NMBC Stations and effect the assumption of all Assumed Liabilities of the Lee-NMBC Stations pursuant to Section 2.2 hereof.

                  (a) Cash Payment. An amount in cash equal to the Cash Payment, payable by wire transfer of immediately available funds to an account designated in writing by Lee at least two (2) Business Days prior to the Closing Date.

                  (b) Instruments of Assumption.

                           (i) the Bill of Sale;

                           (ii) the Assignment and Assumption;

                           (iii) the Assignment of Proprietary Rights; and

                           (iv) all other documents, instruments and
certificates required to be delivered by Purchaser pursuant to this Agreement or otherwise secured and reasonably requested by Lee including instruments and certificates of assumption, novation and release as Lee may reasonably request in order to effectively make the Purchaser responsible for all Assumed Liabilities of the Lee-NMBC Stations and release Lee-NMBC therefrom to the fullest extent permitted under applicable Law but without any additional obligation incurred on the part of Purchaser.

                  (c) Closing Certificates.

                           (i) an officer's certificate substantially in a form
reasonably acceptable to the parties; and

                           (ii) a secretary's certificate substantially in a
form reasonably acceptable to the parties.

                  (d) Legal Opinion. A legal opinion of outside counsel for the Purchaser, substantially in the form attached hereto as EXHIBIT C.

                                    ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF LEE-NMBC
                            OR EACH ACQUIRED COMPANY

         Lee and NMBC jointly and severally represent and warrant to the Purchaser as follows:

         4.1 Organization. Lee-NMBC and each Acquired Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of such company's incorporation, and have all requisite corporate power and authority to own, operate or lease the assets and properties now owned, operated or leased by it, and to conduct the operation of the Lee-NMBC Stations and each Acquired Company as presently conducted by such company. Lee-NMBC, with respect to the Lee-NMBC Stations, and the Acquired Companies are duly authorized, qualified or licensed to do business as a foreign corporation, and are in good standing, under the Laws of each state or other jurisdiction in which the character of such company's properties owned, operated or leased, or the nature of such company's activities, makes such qualification necessary, except in those states and jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected, as of the date hereof, to have a Material Adverse Effect. Corporate minutes of each Acquired Company for the past five years, and the stock records of each Acquired Company have been made available to Purchaser. For the past five years, all corporate action which has previously been taken by the shareholders of the Acquired Companies, by the board of directors of each Acquired Company, or by any committee of any board of the type customarily recorded in the minutes or proceedings of shareholders, board of directors and committees of the board is properly and accurately recorded in the corporate minutes of each Acquired Company. Complete and accurate records with respect to the issuance, transfer, redemption and cancellation of shares of capital stock of each Acquired Company are contained in each Acquired Company's stock records.

         4.2 Authority and No Violation.

                  (a) Lee-NMBC and each Acquired Company have all requisite corporate power and authority to enter into this Agreement and the Lee Documents, to perform such company's obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Lee-NMBC and each Acquired Company of this Agreement and Lee Documents, the performance by Lee-NMBC and each Acquired Company of its obligations hereunder and thereunder, and the consummation by Lee-NMBC and each Acquired Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Lee-NMBC and each Acquired Company. This Agreement has been duly executed and delivered by Lee-NMBC and, assuming the due authorization, execution and delivery of this Agreement by the Purchaser, this Agreement constitutes a legally valid and binding obligation of Lee-NMBC, enforceable against Lee-NMBC in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights and relief of debtors generally, and
(ii) the effect of rules of Law and general principles of equity, including rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon the execution and delivery of the Lee Documents by Lee-NMBC and each Acquired Company, at the Closing and, assuming the due authorization, execution and delivery of the Assignment and Assumption by the Purchaser, each of the Lee Documents will constitute a legally valid and binding obligation of Lee-NMBC and each Acquired Company, enforceable against Lee-NMBC and each Acquired Company, in accordance with its respective terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights and relief of debtors generally, and (ii) the effect of rules of Law and general principles of equity, including rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (b) Assuming that all consents, waivers, approvals, orders and authorizations set forth in SCHEDULE 4.4 hereto have been obtained and all registrations, qualifications, designations, declarations or filings with any Governmental Authorities set forth in SCHEDULE 4.4 hereto have been made, and except as set forth in SCHEDULE 4.2 hereto, the execution and delivery by Lee-NMBC and each Acquired Company of the Lee Documents, the performance by Lee-NMBC and each Acquired Company of its obligations hereunder and thereunder, and the consummation by such company of the transactions contemplated hereby and thereby, will not conflict with or violate in any material respect, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, give rise to any right of termination, amendment, modification, acceleration or cancellation of any material obligation or loss of any material benefit under, result in the creation of any material Encumbrance pursuant to, or require such company to obtain any consent, waiver, approval or Action of, make any filing with, or give any notice to any Person as a result or under, the terms and provisions of (i) the respective charter or the respective bylaws of such company, (ii) any material Contract to which such company is a party or by which any of the Purchased Assets of the Lee-NMBC Stations is bound, or (iii) any material Law applicable to such company, any of the Purchased Assets, assets of the Acquired Companies or the Acquired Companies' Common Stock, or any Governmental Order issued by a Governmental Authority by which Lee-NMBC or any Acquired Company or any of the Purchased Assets of the Lee-NMBC Stations is in any way bound or obligated.

         4.3 Capitalization, Subsidiaries and Charter.

                  (a) The authorized capital stock of KOIN consists of thirty thousand (30,000) shares of common stock, par value of $10.00 per share (the "KOIN Common Stock"). There are thirty thousand (30,000) shares of KOIN Common Stock issued and outstanding. No shares of KOIN Common Stock are held by KOIN in its treasury. All of the issued and outstanding shares of KOIN Common Stock are validly issued, fully paid and nonassessable. Lee is the legal and beneficial owner of record of the KOIN Common Stock, and the KOIN Common Stock is free and clear of all liens, pledges and other Encumbrances. There are no securities of KOIN presently outstanding, nor at the Closing will there be, which are convertible into or exchangeable or exercisable for any shares of KOIN Common Stock, and there are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements of any character obligating KOIN to issue, sell or transfer any additional shares of KOIN Common Stock or any securities convertible into or evidencing the right to subscribe for any shares of KOIN Common Stock.

                  (b) The authorized capital stock of SJL-Kansas consists of one million nine hundred fifty thousand shares (1,950,000) shares of Class A common stock with a par value of .01 per share; nine hundred fifty thousand (950,000) shares of Class B common stock with a par value of .01 per share; one hundred thousand (100,000) shares of Class C common stock with a par value of .01 per share and fifty thousand (50,000) shares of Class D 6% preferred stock (the "SJL-Kansas Common Stock"). There are one thousand (1,000) Class A shares of SJL-Kansas Common Stock issued and outstanding. No shares of SJL-Kansas Common Stock are held by SJL-Kansas in its treasury. All of the issued and outstanding shares of SJL-Kansas Common Stock are validly issued, fully paid and nonassessable. Lee is the legal and beneficial owner of record of the SJL-Kansas Common Stock, free and clear of all Liens. There are no securities of SJL-Kansas outstanding which are convertible into or exchangeable or exercisable for any shares of SJL-Kansas Common Stock, there are not now, nor at the Closing will there be, any outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements of any character obligating SJL-Kansas to issue, sell or transfer any additional shares of SJL-Kansas Common Stock or any securities convertible into or evidencing the right to subscribe for any shares of SJL-Kansas Common Stock.

                  (c) SCHEDULE 4.3 hereto sets forth the name, date and jurisdiction of incorporation, and the outstanding shares of capital stock of Topeka, Wichita License Sub, Topeka License Sub and any Subsidiary of an Acquired Company. Each company listed on SCHEDULE 4.3 hereto is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted. Each company listed on
SCHEDULE 4.3 hereto is duly qualified or otherwise authorized as a foreign corporation to transact business and is in good standing in all jurisdictions in which the nature of the activities conducted by it or the character of the assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, in any individual case, reasonably be expected as of the date hereof to have a Material Adverse Effect. No shares of any company listed on SCHEDULE 4.3 hereto are held by such company in its treasury. All of the issued and outstanding shares of such company are validly issued, fully paid and nonassessable. All shares of Topeka, Topeka License Sub and Wichita License Sub are owned beneficially and of record by the corporation specified as the owner in the Recitals to this Agreement, free and clear of all Liens. There are no securities of any company listed in SCHEDULE 4.3 hereto presently outstanding, nor at the Closing will there be, which are convertible into or exchangeable or exercisable for any shares of such company, and there are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements of any character obligating such company to issue, sell or transfer any additional shares or any securities convertible into or evidencing the right to subscribe for any shares of such company except as set forth in SCHEDULE 4.3 hereto with respect to IBS-Lee Partners LLC.

                  (d) Except as set forth in SCHEDULE 4.3 hereto, neither Lee-NMBC nor any Acquired Company has any Subsidiaries, and does not own any direct or indirect equity or debt interest in any other Person, including any interest in a corporation, partnership or joint venture, and is not obligated or committed to acquire any such interest, in any case in which the Subsidiary, interest or other Person relates primarily to the Lee-NMBC Stations or the Acquired Companies.

                  (e) Each Acquired Company and each company listed on SCHEDULE
4.3 hereto has heretofore delivered to Purchaser true and complete copies of its respective charter documents and by-laws or comparable instruments of such company as in effect on the date hereof.

         4.4 Government Consents. No material consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of Lee-NMBC in connection with the execution and delivery by such company of this Agreement and by Lee-NMBC and each Acquired

Company of the Lee Documents, the performance by Lee-NMBC and any Acquired Company of its respective obligations hereunder and thereunder, or the consummation by Lee-NMBC and each Acquired Company of the transactions contemplated hereby and thereby, including the sale and transfer of the Acquired Companies' Common Stock and Purchased Assets of the Lee-NMBC Stations and transfer of the FCC Licenses of the Lee-NMBC Stations to the Purchaser or connection with the Acquired Companies' Common Stock, except as set forth in
SCHEDULE 4.4 hereto.

         4.5 Tangible Property.

                  (a) Except for the shared property or assets identified in SCHEDULES 2.1(c) and 6.10, SCHEDULE 4.5(a) hereto contains a true, correct and complete list of the following to the extent owned, used or held for use by Lee-NMBC or any Acquired Company in the operation of the Lee-NMBC Stations and the operation of each Acquired Company, as the case may be: (i) each parcel of real property owned, as of the date hereof, by such company ("Owned Real Property"), (ii) each parcel of material real property leased from or to a third party, as of the date hereof, by such company ("Leased Real Property"), the name of the third party lessor(s) or lessee(s) thereof, as the case may be, the date of the lease contract relating thereto and all amendments thereof, and (iii) a list of all material fixed assets owned by such company as set forth in each company's depreciation schedule attached thereto, (excluding therefrom such fixed assets with an original cost of less than $5,000 or which have been fully depreciated) and prepared in the ordinary course of business as of the date set forth therein. Except as set forth in SCHEDULE 4.5(a) hereto, the Lee-NMBC Stations and each Acquired Company does not own, or have a contractual obligation to purchase or otherwise acquire any material interest in, any parcel of real property which would be used or held for use primarily in the operation of the Lee-NMBC Stations or by the Acquired Company. All of the tangible assets and properties used by Lee-NMBC Stations or the Acquired Companies pursuant to a lease or license included among the Purchased Assets of the Lee-NMBC Stations or to which an Acquired Company is a party shall be referred to herein, collectively, as "Leased Assets."

                  (b) Lee-NMBC and each Acquired Company have fee simple title to all of the Owned Real Property of the Lee-NMBC Stations and the Owned Real Property of the Acquired Companies, free and clear of Liens except Permitted Encumbrances.

                  (c) Within twenty-one (21) days after the date of this Agreement, Lee-NMBC and each Acquired Company shall, with respect to each tract of Owned Real Property owned by such company, procure at its expense (except as provided below) and deliver to Purchaser (i) commitments for either (x) endorsements to existing owner's policies of title insurance committing to date the existing policies down to the Closing, subject to all matters listed on said policies and such other matters of record since the date of the policies or (y) ALTA owner's policies of title insurance in the amounts ascribed to the applicable tract of Owned Real Property, issued by Chicago Title Insurance Company or an affiliate or agent thereof, subject to all matters of record as of the date of the commitments, the pre-printed jacket exclusions and the standard pre-printed exceptions, (ii) copies of all matters listed as exceptions on the policies and commitments, as the case may be, and (iii) if requested by Purchaser and at Purchaser's expense, surveys accompanied by certifications by surveyors registered and licensed in the jurisdiction where each tract is located stating that the surveys have been prepared as of a recent date in accordance with the current ALTA minimum standard detail requirements, or accompanied by a recertification updating to a current date a prior certification regarding preparation in accordance with such requirements.

         4.6 Intellectual Property and Proprietary Rights.

                  (a) SCHEDULE 4.6(a) hereto contains a true, correct and complete list of all material Intellectual Property owned by Lee-NMBC and each Acquired Company, as the case may be, as of the date hereof, to the extent such Intellectual Property is related primarily to the Lee-NMBC Stations and the operation of each Acquired Company. A true and complete copy of all material documentation relating to each item of Intellectual Property set forth in
SCHEDULE 4.6(a) hereto has been made available to the Purchaser and its agents and representatives.

                  (b) Lee-NMBC and each Acquired Company, as the case may be, own or have a valid right to use all Proprietary Rights used by such company to conduct the Lee-NMBC Stations and the Acquired Companies' operations as currently conducted by such company, without, to their Knowledge, materially infringing upon the material rights of any other Person. To the Knowledge of Lee-NMBC and each Acquired Company, as the case may be, no other Person is materially infringing upon the material rights of such company in or to any of the Intellectual Property set forth in SCHEDULE 4.6(a) hereto.

         4.7 Lee-NMBC Stations and the Acquired Companies' Contracts.

                  (a) SCHEDULE 4.7(a) hereto contains a list of each of the Lee-NMBC Stations or the Acquired Companies' Contracts (including all amendments thereto) to which Lee-NMBC and each Acquired Company, as the case may be, is a party or by which Lee-NMBC and each Acquired Company, as the case may be, or any of the Purchased Assets of the Lee-NMBC Stations or any of the assets of the Acquired Companies is bound as of the date hereof, which involves an executory obligation of more than $25,000 or is otherwise material to the Lee-NMBC Stations or the Acquired Companies, the Purchased Assets of the Lee-NMBC Stations or the Assumed Liabilities of the Lee-NMBC Stations (each, a "Material Contract" and, collectively, the "Material Contracts"), except (i) contracts for the sale of advertising time entered into in the ordinary course of business; and (ii) contracts which are Short Term Agreements. The Material Contracts include, except as noted above, the following: (i) leases relating to all Leased Real Property of the Lee-NMBC Stations or the Acquired Companies; (ii) capital or operating leases or conditional sales agreements relating to any Purchased Assets of the Lee-NMBC Stations or to which an Acquired Company is a party (other than Short Term Agreements), in each case involving monthly payments in excess of $10,000, (iii) noncompetition or other agreements restricting the ability of Lee-NMBC or any Acquired Company, as the case may be, to engage in the television broadcasting business in any location; (iv) employment, consulting, separation, collective bargaining or other labor agreements; (v) agreements under which Lee-NMBC or any Acquired Company, as the case may be, is obligated to indemnify, or entitled to indemnification from, any other Person primarily related to the Lee-

NMBC Stations and the Acquired Companies, other than any agreement that requires indemnification solely in connection with or as a result of a breach of such agreement; and (vi) the network affiliation agreements of Lee-NMBC and each Acquired Company. For all purposes of and under this Agreement, the term "Short Term Agreement" shall mean an agreement entered into in the ordinary course of business that is terminable by Lee-NMBC or any Acquired Company upon ninety (90) days or less notice without penalty or cancellation fee or charge. Accurate and complete copies of all Material Contracts have been made available for inspection by Purchaser.

                  (b) Lee-NMBC and each Acquired Company, as the case may be, has made available to the Purchaser and its agents and representatives a copy or summary of each written Material Contract and a written summary of each oral Material Contract. Except as set forth in SCHEDULE 4.7(b) hereto, (i) each Material Contract is in full force and effect and represents a valid, binding and enforceable obligation of such company in accordance with the respective terms thereof and, to the knowledge of Lee-NMBC and each Acquired Company, as the case may be, represents a valid, binding and enforceable obligation of each of the other parties thereto; and (ii) there exists no material breach or material default (or event that with notice or the lapse of time, or both, would constitute a material breach or material default) on the part of Lee-NMBC or any Acquired Company, as the case may be, or, to the knowledge of Lee-NMBC and each Acquired Company, as the case may be, on the part of any other party under any Material Contract, in any individual case which has had or could reasonably be expected, as of the date hereof, to have a Material Adverse Effect.

         4.8 Licenses and FCC Licenses.

                  (a) Lee-NMBC and each Acquired Company, as the case may be, owns or possesses all right, title and interest in and to all the FCC Licenses and all other material Licenses under its respective name which are necessary to conduct the business of the Lee-NMBC Stations and each Acquired Company as conducted by each of Lee-NMBC or any Acquired Company, as the case may be, as of the date hereof (each, a "Material License" and, collectively, the "Material Licenses"). No loss or expiration of any Material License is pending or, to the knowledge of Lee-NMBC and each Acquired Company, as the case may be, threatened, other than the expiration of any Material License in accordance with the terms thereof. Any action of the FCC with respect to each FCC License is a Final Action with the exception of the FCC's grant of its consent to the FCC Transfer Application. Each of the Lee-NMBC Stations and Acquired Companies' Stations is being operated in all material respects in accordance with the Communications Act.

                  (b) Lee-NMBC and each Acquired Company, as the case may be, is the holder of all rights in and to the FCC Licenses listed under its respective name on SCHEDULE 4.8(b) hereto. The FCC Licenses listed in SCHEDULE 4.8(b) hereto constitute all of the FCC Licenses used or necessary to lawfully operate the Lee-NMBC Stations and the Acquired Companies' Stations in the manner now operated. The FCC Licenses, including extensions or renewals thereof, are in full force and effect and are unimpaired by any acts or omissions of Lee-NMBC, any Acquired Company or their respective shareholders, employees or agents. Without limiting the generality of the foregoing, the FCC Licenses are valid for the balance of the current license term applicable to television stations licensed to communities in the states where the Lee-NMBC Stations and the Acquired Companies' Stations are located and are subject to no restrictions or conditions outside of the ordinary course.

                  (c) There is not, to the knowledge of Lee-NMBC and each Acquired Company, any FCC investigation, notice of apparent liability or order of forfeiture pending or outstanding against any of the Lee-NMBC Stations and the Acquired Companies' Stations respecting any violation, or allegation thereof, of any FCC rule, regulation or written policy, or, to the knowledge of Lee-NMBC and each Acquired Company, any complaint before the FCC as a result of which an investigation, notice of apparent liability, or order of forfeiture may issue from the FCC relating to any of the Lee-NMBC Stations and the Acquired Companies' Stations.

         4.9 Employees. SCHEDULE 4.9 hereto contains a true, correct and complete list of all employees of Lee-NMBC or any Acquired Company who, as of the date of this Agreement, have duties principally related to the Lee-NMBC Stations and each Acquired Company, as the case may be, including (and designating as such) any such employee who is an inactive employee on paid or unpaid leave of absence, and indicating date of employment, current title, currently accrued and unused vacation (including both the number of days and dollar value), compensation (including bonus arrangements), and arrangements (including amounts) for termination or severance payments or benefits. Each employee set forth in SCHEDULE 4.9 hereto who remains employed by Lee-NMBC and each Acquired Company immediately prior to the Closing (whether actively or inactively), and each additional employee who is hired to work in the Lee-NMBC Stations and by each Acquired Company following the date hereof and prior to the Closing who remains employed by such respective company immediately prior to the Closing (whether actively or inactively), shall be referred to herein individually as an "Employee" and, collectively, as the "Employees".

         4.10 Employee Benefit Plans.

                  (a) SCHEDULE 4.10(a) hereto lists all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment, completion, change of control or severance contracts, health, medical, vision, and dental insurance plans, life insurance and accident and disability insurance plans, leave of absence, layoff, vacation, day or dependent care, legal services, education assistance, cafeteria (within the meaning of Code Section 125), flexible spending and other employee benefit plans, policy contracts, agreements or arrangements (including any collective bargaining agreement), whether written or if material, oral, which cover Employees or former employees of the Lee-NMBC Stations and each Acquired Company or with respect to which the Lee-NMBC Stations and each Acquired Company has any material actual or potential liability, including "employee benefit plans" within the meaning of Section 3(3) of ERISA (the "Benefit Plans"). Except as set forth in SCHEDULE 4.10(a) hereto, no Benefit Plan is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA), and, except as set forth in SCHEDULE 4.10(A) hereto, no Benefit Plan provides health or other welfare benefits to former employees other than in compliance with Part 6 of Title I of ERISA or
Section 4980B of
the Code or similar state Law ("COBRA"). True and complete copies of the Benefit Plans have been made available to Purchaser.

                  (b) Each Benefit Plan has been maintained and administered in compliance in all material respects with the applicable provisions of ERISA, the Code and any other Laws (including compliance with all reporting and disclosure obligations). Each Benefit Plan (other than any multiemployer plan) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter that it is so qualified; to the extent that there have been any amendments to such Benefit Plan after the most recent favorable determination letter, the remedial amendment period under Section 401(b) of the Code has not expired as of the date of this Agreement with respect to such amendments.

                  (c) Lee-NMBC, with respect to the Employees, and each Acquired Company does not have any Liability under Title IV of ERISA (other than for the payment of premiums, none of which are overdue). Lee-NMBC, with respect to the Employees, and each Acquired Company or any ERISA Affiliates thereof, have not incurred or expect to incur Liability in connection with an "accumulated funding deficiency" within the meaning of Section 412 of the Code, whether or not waived. Lee-NMBC, with respect to the Employees, and each Acquired Company, have not incurred, nor expect to incur, any withdrawal liability with respect to a "multiemployer plan" under Title IV of ERISA. Lee-NMBC, with respect to the Employees, and each Acquired Company have not incurred any material Liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA with respect to any Benefit Plan. Each Benefit Plan has been maintained and administered in all material respects in compliance with its terms. There is no pending, nor has Lee-NMBC or any Acquired Company received notice of any threatened, material claims against or otherwise involving any of the Benefit Plans. All material contributions required to be made as of the date of this Agreement to the Benefit Plans have been made or provided for.

                  (d) Lee-NMBC and each Acquired Company has complied with the requirements of COBRA.

         4.11 Sufficiency of Assets.

                  (a) The Purchased Assets of the Lee-NMBC Stations and the assets and properties (including tangible, intangible, personal, real or mixed) of the Acquired Companies, including but not limited to the assets listed on
SCHEDULE 4.5(A) hereto, together with such fixed assets of the Lee-NMBC Stations and the Acquired Companies with an original cost of less than $5,000 or which have been fully depreciated, as the case may be (including the licenses or leasehold interests in or relating to the Leased Assets), constitute all of the assets, properties and rights necessary for the conduct of the operations of the Lee-NMBC Stations and for the conduct by each Acquired Company of each of its Acquired Companies' Stations, in each case in the manner consistent with past practice. Each of Lee-NMBC or the Acquired Companies which owns the Lee-NMBC Station or Acquired Company Station in which any of such assets, properties or rights are used in the operation of such station owns all of such assets, properties and rights, free and clear of all Liens, except for Permitted Encumbrances, and those Encumbrances set forth in SCHEDULE 4.5(b) hereto.

                  (b) The tangible personal property included in the Purchased Assets of the Lee-NMBC Stations and the assets of the Acquired Companies listed on the depreciation schedules set forth in SCHEDULE 4.5(a) hereto or the Leased Assets are in good condition and repair (ordinary wear and tear excepted) for property of comparable type, age and usage, except for tangible personal property that is obsolete, depleted or worn out and no longer used in the operation of the Lee-NMBC Stations and each Acquired Company.

         4.12 Financial Statements. Attached as SCHEDULE 4.12 hereto are true and complete copies of the consolidated unaudited balance sheets of the Lee-NMBC Stations and each Acquired Company, and the unaudited balance sheet of each Lee-NMBC Station and Acquired Company Station individually, as of, and the consolidated unaudited statements of income of the Lee-NMBC Stations and each Acquired Company, and the unaudited statement of income for each Lee-NMBC Station and Acquired Company Station individually, for the fiscal year ended September 30, 1999, (the aforementioned financial statements referred to as the "Financial Statements"). The Financial Statements have been prepared from the books and records of the Lee-NMBC Stations and each Acquired Company in a manner consistent with the audited financial statements of Lee and present fairly the financial position and results of operations of the Lee-NMBC Stations and each Acquired Company as of the date and for the period indicated, in each case in conformity with GAAP, except that the Financial Statements are summary in nature and do not include the statement of stockholders' equity and cash flows or notes and related disclosures required by GAAP.

         4.13 No Undisclosed Liabilities. Lee-NMBC, with respect to the Lee-NMBC Stations, and each Acquired Company have no liabilities other than (i) the liabilities reflected on the Financial Statements, (ii) liabilities incurred in the ordinary course of business after the date of the Financial Statements, none of which is material to the assets, properties, business, results of operations or condition (financial or otherwise) of the Lee-NMBC Stations and each Acquired Company, (iii) liabilities set forth in SCHEDULE 4.13 hereto, and (iv) liabilities that individually or in the aggregate are not material to any Lee-NMBC Station or Acquired Company Station.

         4.14 Litigation; Governmental Orders.

                  (a) Except as set forth in SCHEDULE 4.14 hereto, as of the date hereof, there are no pending or, to the knowledge of Lee-NMBC and each Acquired Company, as the case may be, threatened material Actions by any Person or Governmental Authority against or relating to such company with respect to the Lee-NMBC Stations or their assets or properties or any Acquired Company or its assets or properties.

                  (b) Lee-NMBC and each Acquired Company are not subject to or bound by any materially adverse Governmental Order affecting any of the Lee-NMBC Stations, any Acquired Company or any Acquired Company Station.

         4.15 Compliance with Laws. Except as set forth in SCHEDULE 4.15 hereto, to the knowledge of Lee-NMBC and each Acquired Company as the case may be, each is in compliance in all material respects with, and such company has never received any claim or notice that it is in material noncompliance with, any material Law or Governmental Order applicable to the Lee-NMBC Stations and each Acquired Company.

         4.16 Environmental Matters. Except as disclosed in the environmental site assessments identified in SCHEDULE 4.16 hereto, all of which have been made available to Purchaser:

                  (a) to the knowledge of Lee-NMBC and each Acquired Company, as the case may be, there has not been any release of any Hazardous Material in violation of Environmental Law into the environment on the Owned Real Property.

                  (b) neither Lee-NMBC, with respect to the Lee-NMBC Stations, nor any Acquired Company have operated in or is in violation of any Environmental Law in any material respect.

                  (c) Lee-NMBC and each Acquired Company have not received any directive, order or notice from any Governmental Authority alleging any violation of or failure to comply with any Environmental Law at the Owned Real Property, nor have any of Lee-NMBC and each Acquired Company received any directive, order or notice from any Government Authority or any other Person alleging that such company is actually or potentially liable under Environmental Laws for the costs of environmental investigation or remediation of the Owned Real Property.

                  (d) With respect to the Owned Real Property, a copy of all environmental inspections, studies, audits, tests, reviews or analysis by Lee-NMBC and each Acquired Company or any consultant engaged by such company within the last five (5) years, has been previously provided to the Purchaser.

         4.17 Insurance.

                  (a) Lee-NMBC, with respect to the Lee-NMBC Stations, and each Acquired Company or Affiliates thereof, directly or through Lee, maintain adequate insurance coverage or self-insure with adequate reserves with respect to its assets, properties and operations to insure against commercially reasonable risks of Loss, damage or Liability.

                  (b) All of the insurance policies listed on SCHEDULE 4.17 hereto in the name of Lee-NMBC, with respect to the Lee-NMBC Stations, and each Acquired Company with respect to libel shall be in full force and effect and enforceable by the Purchaser following the consummation of the transactions contemplated by this Agreement in respect of all reported or unreported libel claims arising out of occurrences prior to the consummation of this Agreement.

            (c) SCHEDULE 4.17 hereto lists and briefly describes each insurance policy maintained by Lee-NMBC with respect to the Lee-NMBC Stations and by or on behalf of the Acquired Companies, and an insurance claims history for each Lee-NMBC Station and Acquired Company Station for the preceding five (5) years.

      4.18 Transactions with Affiliates. Except as set forth in SCHEDULE 4.18 hereto, no shareholder, officer, director or employee of Lee-NMBC or any Acquired Company or any of its Affiliates has (a) an outstanding loan from, or an outstanding loan to, the Lee-NMBC Stations and the Acquired Companies which will remain outstanding as of the Closing, (b) except as set forth in SCHEDULE
4.14 hereto, any material contractual or other claim, express or implied, of any kind whatsoever which has been asserted or, to the knowledge of the Lee-NMBC Stations and the Acquired Companies, threatened, (c) any interest in any of the Purchased Assets of the Lee-NMBC Stations or the Acquired Companies' Common Stock, or (d) engaged in any other transaction with the Lee-NMBC Stations and the Acquired Companies other than in such person's capacity as an employee, officer or director of such respective company.

      4.19  Taxes.  Except as set forth in SCHEDULE 4.19 hereto:

            (a) Lee-NMBC and each Acquired Company (i) have filed (or caused to be filed) all Tax Returns required to be filed by such company prior to the date of this Agreement, except for those Tax Returns for which requests for extensions have been timely filed, and all such Tax Returns are accurate and complete in all material respects, (ii) have paid all Taxes shown to be due and payable on such Tax Returns and (iii) have accrued on the Financial Statements (or caused to be accrued) all unpaid Taxes for all periods ending on or prior to the date of the Financial Statements of such company. Lee-NMBC and each Acquired Company and its Subsidiaries have not incurred any liability for Taxes subsequent to the date of the Financial Statements of such company other than in the ordinary course of such company's business.

            (b) There are no Liens for Taxes on the Purchased Assets of the Lee-NMBC Stations or the assets of any Acquired Company except for Permitted Encumbrances, and there is no pending Tax audit, examination, refund, litigation or adjustment in controversy with respect to the Purchased Assets or income of the Lee-NMBC Stations or the assets or income of any Acquired Company.

      4.20 Labor Controversies. Except as set forth on SCHEDULE 4.20 hereto, with respect to the Lee-NMBC Stations and the Acquired Companies, as the case may be, no such company is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no material unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Lee-NMBC and each Acquired Company, threatened against any such company.

      4.21 Cable Television Transmission. SCHEDULE 4.21 lists (i) to the best knowledge of Lee-NMBC each cable television system on which the signal of any Lee-NMBC Station or any Acquired Company Station is currently being carried (each, a "Carrying System"), (ii) the cable channel on which any Lee-NMBC Station or any Acquired Company Station is currently carried on each Carrying System, and (iii) as to each Carrying System, whether carriage of the signal of such station is pursuant to a "must-carry" election, a retransmission consent agreement, or otherwise. Except as set forth in SCHEDULE 4.21, at the date hereof and extending, to the extent applicable, to the Closing, (i) each Lee-NMBC Station or each Acquired Company Station is carried on each applicable Carrying System pursuant to a valid and timely must-carry election or a valid and enforceable retransmission consent agreement, as the case may be, (ii) none of Lee-NMBC or the Acquired Companies is a party to an agreement to reimburse any cable television system for any copyright royalties in respect of carriage of the signal of any Lee-NMBC Station or any Acquired Company Station, (iii) no cable system has advised any of Lee-NMBC, the Acquired Companies, the Lee-NMBC Stations, or the Acquired Companies' Stations of any signal quality or copyright indemnity or other prerequisite to cable carriage of the applicable station's signal, (iv) no cable system has declined or threatened to decline such carriage or failed to respond to a request for carriage or sought any form of relief from carriage from the FCC, and (v) there are no pending or decided requests to modify any Lee-NMBC Station's or any Acquired Company's Station's market for signal carriage purposes.

      4.22 Digital Television Authorizations. Except as set forth in SCHEDULE
4.22 hereto, Lee-NMBC and the Acquired Companies have timely filed, and shall use their commercially reasonable efforts to prosecute, applications for digital television authorizations for the Lee-NMBC Stations and the Acquired Companies' Stations including, without limitation, any applications necessary or appropriate to "maximize" each such station's digital television facilities in order that such facilities shall be protected from interference by Class A Low Power Television stations.

      4.23 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Lee directly with the Purchaser without the intervention of any Person on behalf of Lee-NMBC and any Acquired Company, in such manner as to give rise to any valid claim by any Person against the Purchaser for a finder's fee, brokerage commission or similar payment, other than Credit Suisse First Boston Corporation and McFarland Dewey & Co., L.L.C., whose fees and expenses shall be borne by Lee.

      4.24 Full Disclosure. None of the representations and warranties made by Lee-NMBC and each Acquired Company in this Agreement, the Schedules or Exhibits hereto or any document, instrument, written statement or other information furnished by or on behalf of such company in connection with the negotiations and transactions set forth herein, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading.

                                    ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      The Purchaser hereby represents and warrants to Lee-NMBC as follows:

       5.1 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

      5.2 Authority. The Purchaser has all requisite corporate power and authority to enter into this Agreement and the Assignment and Assumption, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and the Assignment and Assumption, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement by Lee-NMBC and any Acquired Company, as the case may be, this Agreement constitutes a legally valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights and relief of debtors generally, and (ii) the effect of rules of law and general principles of equity, including rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon the execution and delivery of the Assignment and Assumption by the Purchaser at the Closing and, assuming the due authorization, execution and delivery thereof by Lee-NMBC, the Assignment and Assumption will constitute a legally valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights and relief of debtors generally, and (ii) the effect of rules of law and general principles of equity, including rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

       5.3 No Violation. Assuming that all consents, waivers, approvals, orders and authorizations set forth in SCHEDULE 5.4 hereto have been obtained and all registrations, qualifications, designations, declarations or filings with any Governmental Authorities set forth in SCHEDULE 5.4 hereto have been made, and except as set forth in SCHEDULE 5.3 hereto, the execution and delivery by the Purchaser of this Agreement and the Assignment and Assumption, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, will not conflict with or violate in any material respect, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, give rise to any right of termination, amendment, modification, acceleration or cancellation of any material obligation or loss of any material benefit under, result in the creation of any Encumbrance other than a Permitted Encumbrance on any of assets or properties of the Purchaser pursuant to, or require the Purchaser to obtain any consent, waiver, approval or Action of, make any filing with, or give any notice to any Person as a result or under, the terms or provisions of

(i) the organizational documents of the Purchaser, (ii) any Contract to which the Purchaser is a party or is bound, or (iii) any Law applicable to the Purchaser, or any Governmental Order issued by a Governmental Authority by which the Purchaser is in any way bound or obligated, except, in the case of clauses
(ii) and (iii) of this Section 5.3, as would not, in any individual case, have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement and the Assignment and Assumption or to consummate the transactions contemplated hereby or thereby.

       5.4 Governmental Consents. No consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Purchaser in connection with the execution and delivery by the Purchaser of this Agreement and the Assignment and Assumption, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, including the assumption of the Assumed Liabilities of the Lee-NMBC Stations, except (i) as set forth in
SCHEDULE 5.4 hereto, and (ii) where the failure to obtain such consent, waiver, approval, order or authorization, or to make such registration, qualification, designation, declaration or filing, would not have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement and the Assignment and Assumption or to consummate the transactions contemplated hereby or thereby.

       5.5 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Purchaser directly with Lee without the intervention of any Person on behalf of the Purchaser in such manner as to give rise to any valid claim by any Person against Lee-NMBC and any Acquired Company for a finder's fee, brokerage commission or similar payment.

       5.6 Funding. Purchaser has cash available or has existing borrowing facilities which, together with its available cash, are sufficient to enable it to consummate the transactions contemplated by this Agreement and pay all related fees and expenses for which Purchaser will be responsible and will, from time to time, provide assurances and information to Lee as shall reasonably be requested by Lee that it will have such financial capability at the Closing.

       5.7 Investment Representation; Business Investigation. Purchaser is acquiring the Acquired Companies' Common Stock for its own account or investment purposes only and not with a view to the distribution of the shares of such common stock. Purchaser acknowledges that none of the Acquired Companies' Common Stock has been registered under the Securities Act or any state securities Law in reliance upon an exemption therefrom for non-public offerings, that shares of common stock must be held indefinitely unless the sale thereof is registered under the Securities Act or such state securities law, or an exemption therefrom for such registration is available under Rule 144, promulgated under the Securities Act, or otherwise. Purchaser (a) has such knowledge, sophistication and experience in business and financial matters that it is capable of valuing an investment in the shares of the Acquired Companies' Common Stock, (b) has conducted an examination of available reports and other materials relating to each Acquired Company, (c) fully understands the nature, scope and duration of the limitations on transfer applicable to the shares of the Acquired Companies' Common Stock and (d) can bear the economic risk of an investment in the shares of the Acquired Companies' Common Stock and can afford a complete loss of such investment.

       5.8 FCC Matters. Except as set forth on SCHEDULE 5.4, Purchaser is legally and financially qualified under the Communications Act to enter into this Agreement and to consummate the transactions contemplated hereby. Except as set forth on SCHEDULE 5.4, it is not necessary for Purchaser or any Affiliate of Purchaser (or any Person in which Purchaser or any Affiliate of Purchaser has an attributable interest under the Communications Act) to seek or obtain any waiver from the FCC, dispose of any interest in any media or communications property or interest (including the Lee-NMBC Stations or the Acquired Companies' Stations), terminate any venture or arrangement, or effectuate any changes or restructuring of their ownership, including the withdrawal or removal of officers or directors or the conversion or repurchase of equity securities of Purchaser or any Affiliate of Purchaser (or any Person in which Purchaser or any Affiliate of Purchaser has any attributable interest under the Communications Act). Purchaser is able to certify on FCC Forms 314 and 315 that it is financially qualified.

                                    ARTICLE 6

                            COVENANTS AND AGREEMENTS

       6.1  Conduct of Business.

      (a) At all times during the period commencing upon the execution and delivery hereof by each of the parties hereto and terminating upon the earlier to occur of the Closing or the termination of this Agreement pursuant to and in accordance with the terms of Section 9.1 hereof, unless the Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), and except as otherwise set forth in SCHEDULE 6.1 hereto, Lee-NMBC shall, and shall cause each Acquired Company, as the case may be, to (i) conduct the operations of the Lee-NMBC Stations and the Acquired Companies' Stations in the ordinary course of business and consistent with past practices, (ii) use commercially reasonable efforts to preserve intact the goodwill of the Lee-NMBC Stations and the Acquired Companies' Stations and the current relationships of the Lee-NMBC Stations and each Acquired Company with its officers, employees, customers, suppliers and others with significant and recurring business dealings with the Lee-NMBC Stations and each Acquired Company, (iii) use commercially reasonable efforts to maintain all of the Insurance Policies and all of the Licenses and FCC Licenses that are necessary for Lee-NMBC and each Acquired Company to carry on the Lee-NMBC Stations and Acquired Companies' Stations in the manner conducted by such company as of the date hereof, (iv) maintain the books of account and records of the Lee-NMBC Stations and each Acquired Company in the usual, regular and ordinary manner and consistent with past practices, and (v) not take any action that would result in a breach of any of the representations and warranties of Lee-NMBC and each Acquired Company contained in Article 4 hereof.

             (b) At all times during the period commencing upon the execution and delivery hereof by each of the parties hereto and terminating upon the earlier to occur of the Closing or the termination of this Agreement pursuant to and in accordance with the terms of

Section 9.1 hereof, unless the Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), and except as otherwise set forth in SCHEDULE 6.1 hereto, Lee-NMBC shall not, and shall cause each of the Acquired Companies not to, take, or cause to be taken, any of the following actions to the extent such actions relate to any of the Lee-NMBC Stations, any Acquired Company or any of the Acquired Companies' Stations:

                  (i) merge with or into, or consolidate with, any other Person; provided, however, that nothing in this Section 6.1(b)(i) shall prohibit or otherwise restrain Lee-NMBC from entering into an agreement with another Person which is an Affiliate of Lee to merge with or into, or consolidate with, such Person, provided that, if Lee and NMBC do not survive the consummation of such merger or consolidation, such Affiliate shall assume and agree to perform all of the obligations of Lee-NMBC under this Agreement pursuant to an assumption agreement satisfactory to Purchaser within its reasonable judgment.

                  (ii) change or agree to rearrange in any material respect the character of any Acquired Company;

                  (iii) adopt, enter into or amend any arrangement which is, or would be, an Assumed Plan of the Lee-NMBC Stations or Benefit Plan of any Acquired Company except for any amendment to any Benefit Plan offered to all employees of Lee or unless otherwise required by applicable Law or this Agreement;

                  (iv)  knowingly waive any right of material value;

                  (v) make any change in the accounting methods or practices of such company, or make any changes in depreciation or amortization policies or rates adopted by such company;

                  (vi) make any material write-down of inventory or material write off as uncollectible of accounts receivable;

                  (vii) increase any wage, salary, bonus or other direct or indirect compensation payable or to become payable to any of the Employees, or make any accrual for or commitment or agreement to make or pay the same, other than increases in wages, salary, bonuses or other direct or indirect compensation made in the ordinary course of business consistent with past practice, and those required by any existing Contract or Law;

                  (viii) enter into any transactions with any of its shareholders, officers, directors or employees, or any Affiliate of any of the foregoing, other than employment arrangements made in the ordinary course of business consistent with past practice;

                  (ix) except as required by the Additional Compensation Agreements disclosed in SCHEDULE 4.10 hereto, make any payment or commitment to pay any severance or termination pay to any Employee or any independent contractor, consultant, agent or other representative of the Lee-NMBC Stations and each Acquired Company, other than payments or commitments to pay such Employees in the ordinary course of business consistent with past practice;

                  (x) (1) other than office leases entered into in the ordinary course of business, enter into any real property lease (as lessor or lessee);
(2) sell, abandon or make any other disposition of any of the assets or properties of such company other than in the ordinary course of business consistent with past practice; or (3) grant or incur any Encumbrance on any of the assets or properties of such company other than Permitted Encumbrances;

                  (xi) except in the ordinary course of business and except for Excluded Liabilities of the Lee-NMBC Stations, incur or assume any debt, obligation or Liability pursuant to a Material Contract;

                  (xii) make any acquisition of all or any part of the capital stock or all or substantially all of the assets, properties or business of any other Person;

                  (xiii) pay, directly or indirectly, any of its Liabilities before the same become due in accordance with its terms or otherwise than in the ordinary course of business;

                  (xiv) enter into any commitments to make capital expenditures in an aggregate amount materially exceeding its approved capital expenditure budget for the current fiscal year or, with respect to any period subsequent to the current fiscal year, the capital expenditure budget approved by Lee-NMBC in good faith and consistent with past practice;

                  (xv) amend in any material respect the charter or the bylaws of any Acquired Company;

                  (xvi) issue, transfer, sell or dispose of, authorize or agree to the issuance, transfer, sale or disposition of (whether through the issuance or granting of options, rights, warrants, or otherwise), any shares of capital stock or any voting securities of any Acquired Company or any options, rights, warrants or other securities convertible into or exchangeable or exercisable for any such shares of capital stock or voting securities of such Acquired Company or amend any of the terms of any securities or agreements relating to such capital stock or voting securities outstanding on the date hereof;

                  (xvii) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, any business or any Person or otherwise acquire or agree to acquire any materials assets, in any such case, except in the ordinary course of business;

                  (xviii) sell, lease, license, encumber or otherwise dispose of or agree to sell, license, encumber or otherwise dispose of, any of such Acquired Company's material assets other than in the ordinary course of business consistent with past practice or pursuant to existing contractual relationships disclosed on SCHEDULE 6.1(B)(xviii) hereto;

                  (xix) enter into or renew any contract or agreement to provide or grant any party with a non-terminable exclusive right to develop, host, service, provide or operate any Lee-NMBC Station's or Acquired Company Station's e-mail or internet site or portion thereof;

                  (xx) terminate without cause any employee of a Lee-NMBC Station or an Acquired Company Station who is a party to an employment contract with Lee as disclosed in SCHEDULE 4.10(A) hereto; or

                  (xxi) voluntarily enter into any collective bargaining agreement applicable to any employees of the Lee-NMBC Stations or of the Acquired Companies or otherwise voluntarily recognize any union as the bargaining representative of any such employees; or

                  (xxii) amend, enter into, renew or extend any network affiliation agreement, Scripps-Howard-HGTV Contract, CNN Contract, AP Contract, programming Contract with a duration exceeding one (1) year, national media advertising representation contract, talent agreement (unless for a term of not more than one (1) year and total compensation of not more than One Hundred Thousand Dollars ($100,000)), employment agreement (other than nonsolicitation, noncompetition or nondisclosure agreement), antenna or transmitter lease, or any agreement involving payments or other consideration having a value of more than Twenty-Five Thousand Dollars ($25,000) that requires any of the Lee-NMBC Stations or the Acquired Companies to acquire goods or services exclusively from a single supplier or provider or prohibiting any of the Lee-NMBC Stations or Acquired Companies from providing certain goods or services to any Person other than a specified Person unless terminable on thirty (30) days notice without further obligation or penalty.

      (c) Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, (i) Lee-NMBC shall be permitted, without obtaining the consent or other approval of the Purchaser, to enter into, perform its obligations under, and consummate the transactions contemplated by, any existing or new agreements or other arrangements pursuant to which such company shall sell, transfer or otherwise dispose of any of its assets other than the Purchased Assets of the Lee-NMBC Stations or shares of the stock or assets or properties of any Acquired Company, it being expressly acknowledged and agreed by each of the parties hereto that the foregoing shall include the right to distribute the proceeds from any such sale, transfer or other disposition to the shareholders of Lee or NMBC without obtaining the consent or other approval of the Purchaser, (ii) each Acquired Company shall be permitted, without obtaining the consent or other approval of the Purchaser, to declare, issue, make or pay any cash dividend or other cash distribution to its stockholders prior to the Closing or make a dividend or distribution to its stockholders of any intercompany receivables between Lee, on the one hand, and any of the Acquired Companies on the other, prior to the Closing, (iii) Lee-NMBC and each Acquired Company shall be permitted prior to the Closing, without obtaining the consent or other approval of the Purchaser, the right to transfer any of the Purchased Assets of the Lee-NMBC Stations and the Assumed Liabilities of the Lee-NMBC Stations or any of the Acquired Companies' Common Stock, to any Affiliate thereof and substitute such Affiliate as a party to this Agreement, provided that (A) any such Affiliate shall assume and agree to perform all of the obligations of Lee-NMBC under this Agreement pursuant to an assumption agreement satisfactory to Purchaser within its reasonable judgment, and (B) Lee and NMBC shall remain primarily and jointly and severally liable for the performance and observance of all such obligations, and (iv) Lee shall not be otherwise prohibited from taking any action relating to the newspaper or online information business or any activity related thereto.

       6.2  Access and Information.

             (a) Subject to the terms of the Confidentiality Agreement, at all times during the period commencing upon the execution and delivery hereof by each of the parties hereto and terminating upon the earlier to occur of the Closing or the termination of this Agreement pursuant to and in accordance with the terms of Section 9.1 hereof, Lee-NMBC and each Acquired Company shall permit the Purchaser and its authorized agents and representatives to have reasonable access, upon reasonable notice and during normal business hours, to all of the Employees, assets and properties and all relevant books, records and documents of or relating primarily to the Lee-NMBC Stations and each Acquired Company and the Purchased Assets of the Lee-NMBC Stations and the assets of the Acquired Companies, and shall furnish to the Purchaser such information and data, financial records and other documents relating thereto as the Purchaser may reasonably request. Lee-NMBC and each Acquired Company shall permit the Purchaser and its agents and representatives reasonable access to such company's accountants, auditors and suppliers for reasonable consultation or verification of any information obtained by the Purchaser during the course of any investigation conducted pursuant to this Section 6.2 relating primarily to the Lee-NMBC Stations and each Acquired Company, and shall use reasonable efforts to cause such Persons to cooperate with the Purchaser and its agents and representatives in such consultations and in verifying such information.

             (b) The transactions contemplated hereby are expressly conditioned upon each FCC Transfer Application becoming a Final Order, and nothing contained in this Agreement shall give Purchaser the right to control the programming, equipment, personnel or operations of the Lee-NMBC Stations and the Acquired Companies' Stations prior to the Closing.

       6.3 Confidentiality. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect from and after the Closing in accordance with the terms thereof, such that the information obtained by any party hereto, or its officers, employees, agents or representatives, during any investigation conducted pursuant to
Section 6.2 hereof, in connection with the negotiation, execution and performance of this Agreement, the consummation of the transactions contemplated hereby, or otherwise, shall be governed by the terms set forth in the Confidentiality Agreement.

       6.4  Further Actions.

             (a) Upon the terms and subject to the conditions set forth in this Agreement (including the terms of Section 6.4(b) hereof), Lee-NMBC and each Acquired Company and the Purchaser shall each use their respective commercially reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated hereby, including, without limitation:

                  (i) obtaining all necessary Material Licenses, including the FCC Licenses, actions or nonactions, waivers, consents, approvals, authorizations, qualifications and other orders of any Governmental Authorities with competent jurisdiction over the transactions contemplated hereby;

                  (ii) obtaining all necessary consents, approvals or waivers from third parties;

                  (iii) defending any lawsuits or other Actions, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have vacated or reversed any stay or temporary restraining order entered by any Governmental Authority prohibiting or otherwise restraining the consummation of the transactions contemplated hereby; and

                  (iv) executing and delivering any additional instruments, certificates and other documents necessary or advisable to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

            (b) Without limiting the generality of the foregoing, Lee-NMBC and each Acquired Company, and the Purchaser hereby agree to proceed diligently to prepare and file, no later than ten (10) days after the date of this Agreement (or as soon as practicable thereafter if additional time is necessary to negotiate the spin-off described in Section 6.4(c)), as follows:

                  (i) any notification, transfer application and report form and related material required under the HSR Act and to provide promptly to Governmental Authorities with regulatory jurisdiction over enforcement of any applicable antitrust Laws all information and documents requested by any such Governmental Authorities or necessary, proper or advisable to permit consummation of the transactions contemplated hereby;

                  (ii) the FCC Transfer Application, and, thereafter, to cooperate with each other and use reasonable, diligent and good faith efforts to obtain the FCC Final Order and the parties hereto shall make good faith efforts to answer FCC inquiries and third-party objections, if any, with respect to the FCC Transfer Application, and to avoid designation for hearing; and

                  (iii) any notification, transfer application and report form and related material required under applicable Law and to provide promptly to Governmental Authorities with regulatory jurisdiction over enforcement of any applicable Laws all information and documents requested by any such Governmental Authorities or necessary, proper or advisable to permit consummation of the transactions contemplated hereby.

            (c) Purchaser shall use its commercially reasonable efforts to obtain a temporary waiver of the FCC "Local Television Multiple Ownership" rule to permit, for a period following consummation of the transactions contemplated by this Agreement, common ownership of (i) the television stations in the Honolulu television market currently owned by Purchaser ("Purchaser's Hawaii Stations") and (ii) the television stations in the Honolulu television market that are the subject of this Agreement ("Lee-NMBC's Hawaii Stations") . In the event that, as of the date which is sixty (60) days following the date of filing of the FCC Transfer Application, communications counsel for Lee-NMBC, after due evaluation, determines in such counsel's reasonable and good faith judgment that such waiver is not likely to be granted or that FCC consent to the FCC Transfer Application will be significantly delayed due to the pending waiver request, Purchaser (i) shall, within fifteen (15) days after receipt of a written request by Lee-NMBC, file one or more applications (the "Spin-off Applications") with the FCC to assign the licenses of either Purchaser's Hawaii Stations or Lee-NMBC's Hawaii Stations, at Purchaser's election, to either (A) a qualified trustee under a trust which will permit FCC approval of the FCC Transfer Application or (B) a legally and financially qualified third-party purchaser with which Purchaser shall have entered into a definitive agreement for the purchase and sale of either Purchaser's Hawaii Stations or the Lee-NMBC Hawaii Stations; and (ii) in either case, shall prosecute such application with due diligence. Purchaser shall be solely responsible for all costs and expenses related to the Spin-off Applications. Lee-NMBC shall, when and as reasonably requested by Purchaser, cooperate in the preparation, filing, and prosecution of the Spin-off Applications. No assignment of licenses to a trustee or to any other third party shall reduce or modify Purchaser's obligation to pay the full amount of the Cash Payment pursuant to this Agreement.

Purchaser and Lee-NMBC and each Acquired Company, hereby further agree to use their respective commercially reasonable best efforts to (1) respond to any request of any Governmental Authority for information, (2) contest and resist any Action, including any legislative, administrative or judicial Action, and have vacated, lifted, reversed or overturned, any Governmental Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated hereby, including by using all legal efforts to vigorously pursue all available avenues of administrative and judicial appeal and all available legislative action, and (3) in the event that any permanent or preliminary injunction or other Governmental Order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would prohibit, prevent, delay or otherwise restrain the consummation of the transactions contemplated hereby, to cause the relevant Governmental Authorities to vacate, modify or suspend such injunction or order so as to permit the consummation of the transactions contemplated hereby prior to the Termination Date.

       6.5 Fulfillment of Conditions by Lee-NMBC and the Acquired Companies. Lee-NMBC and each Acquired Company shall not knowingly take or cause to be taken, or fail to take or cause to be taken, any action that would cause the conditions to the obligations of such company or the Purchaser to consummate the transactions contemplated hereby to fail to be satisfied or fulfilled at or prior to the Closing, including by taking or causing to be taken, or failing to take or cause to be taken, any action that would cause the representations and warranties made by each company in Article 4 hereof to fail to be true and correct as of the Closing in all material respects. Lee-NMBC and each Acquired Company shall take, or cause to be taken, all commercially reasonable actions within its power to cause to be satisfied or fulfilled, at or prior to the Closing, the conditions precedent to the Purchaser's obligations to consummate the transactions contemplated hereby as set forth in Section 7.1 hereof.

       6.6 Fulfillment of Conditions by the Purchaser. The Purchaser shall not knowingly take or cause to be taken, or fail to take or cause to be taken, any action that would cause the conditions to the obligations of Lee-NMBC and each Acquired Company or the Purchaser to consummate the transactions contemplated hereby to fail to be satisfied or fulfilled, including by taking or causing to be taken, or failing to take or cause to be taken, any action that would cause the representations and warranties made by the Purchaser in Article 5 hereof to fail to be true and correct as of the Closing in all material respects. The Purchaser shall take, or cause to be taken, all commercially reasonable actions within its power to cause to be satisfied or fulfilled, at or prior to the Closing, the conditions precedent to the obligations of such company to consummate the transactions contemplated hereby as set forth in Section 7.2 hereof. Purchaser will not cause any Acquired Company to take any action on the Closing Date that is not in the ordinary course of business of such company.

       6.7 Publicity. Lee-NMBC and any Acquired Company and the Purchaser shall cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated by this Agreement. Neither Lee-NMBC or each Acquired Company nor the Purchaser shall issue or make, or allow to have issued or made, any press release or public announcement concerning the transactions contemplated by this Agreement without the consent of the other party hereto, except as otherwise required by applicable Law or stock exchange rules, but in any event only after giving the other party hereto a reasonable opportunity to comment on such release or announcement in advance, consistent with such applicable legal requirements.

       6.8 Transaction Costs. The Purchaser shall pay all transaction costs and expenses (including legal, accounting and other professional fees and expenses and other fees described in Section 5.5 hereof) that it incurs in connection with the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, any and all costs and expenses incurred in connection with the spin-off of one of the Honolulu television stations pursuant to Section 6.4(c). Lee-NMBC and each Acquired Company shall pay all transaction costs and expenses (including legal, accounting and other professional fees and expenses and other fees described in Section 4.21 hereof) that it incurs in connection with the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby. Notwithstanding the foregoing and anything to the contrary contained in this Agreement, Lee and the Purchaser shall share equally any filing fees in connection with the HSR Act or FCC Transfer Application and any real estate transfer, sales, use and deed Taxes, or refunds thereof, and the fees and costs of recording or filing all applicable conveyancing instruments associated with the transfer of the Purchased Assets of the Lee-NMBC Stations from Lee-NMBC to the Purchaser pursuant to this Agreement or the Acquired Companies' Common Stock from Lee to Purchaser pursuant to this Agreement.

Lee-NMBC and the Purchaser shall cooperate in the preparation, execution and filing of all Tax Returns regarding any real estate transfer Taxes, which become payable as a result of the transfer of the Purchased Assets of the Lee-NMBC Stations from such company to the Purchaser pursuant to this Agreement or the Acquired Companies' Common Stock from Lee to Purchaser pursuant to this Agreement.

       6.9  Employees and Employee Benefit Matters.

            (a) The Purchaser shall offer employment as of the Closing Date to all of the Employees. As of the Closing Date, the Purchaser shall employ each of the Employees whose employment is not covered by a collective bargaining agreement and who accepts the Purchaser's offer of employment ("Transferred Non-Union Employees"). Purchaser shall cause all Transferred Non-Union Employees as of the Closing Date to be eligible to participate in its "employee welfare benefit plans" and "employee pension benefit plans" (as defined in Section 3(1) and 3(2) of ERISA (respectively) of Purchaser in which similarly situated employees of Purchaser are generally eligible to participate from time to time ("Purchaser's Plans"), and all Transferred Non-Union Employees shall be eligible for coverage immediately after the Closing Date (and shall not be excluded from coverage on account of any pre-existing condition) under Purchaser's Plans constituting employee welfare benefit plans to the extent permitted under such plans with respect to the Transferred Non-Union Employees. Following the Closing Date, Purchaser shall cause the Purchaser's Plans to recognize any prior accrued service credit, credit towards satisfying deductible expense requirements and out-of-pocket expense limits of Transferred Non-Union Employees for purposes of Purchaser's Plans to the extent such prior service credits and limits are recognized by Purchaser or the Purchaser's Plans for similarly situated employees of Purchaser (including, but not limited to, eligibility to participate and vesting, but excluding benefit accruals). As soon as practicable following the Closing Date, Purchaser shall make available to the Transferred Non-Union Employees Purchaser's 401(k) Plan in accordance with the terms and provisions of such plan. Lee-NMBC shall cause to be transferred to Purchaser's 401(k) Plan, in cash, all of the individual account balances of the Transferred Non-Union Employees under the 401(k) plan in which the Employees now participate. Notwithstanding any other provision of this Agreement, Employees who become employed by the Purchaser as of the Closing who are covered by a collective bargaining agreement on and after the Closing (the "Transferred Union Employees" and, collectively with the Transferred Non-Union Employees, the "Transferred Employees") shall receive benefits in accordance with the terms of such agreement. Except for the employment contracts listed in SCHEDULE 4.10, nothing in this Agreement is intended to nor shall guarantee employment for any Transferred Non-Union Employees or Transferred Union Employees for any length of time after the Closing Date.

            (b) Immediately prior to the Closing Date, Lee-NMBC shall cause each of the Acquired Companies to cease to be a participating employer under, and terminate its sponsorship of, each Benefit Plan. Except as otherwise provided in
Section 6.9(c), Lee-NMBC shall pay, discharge and be solely responsible for all Liabilities which arise or become payable under any Benefit Plan as a result of, or in connection with, the termination of any Employee before, upon or after Closing, including, without limitation, all severance or termination pay and all accrued vacation, salary, wages and other compensation payments or benefits, if any, which arise or become payable under any Benefit Plan as a result of or in connection with such termination, except to the extent any such Liabilities are included as Assumed Liabilities of the Lee-NMBC Stations or Acquired Companies Assumed Liabilities. Purchaser shall pay, discharge and be solely responsible for all Liabilities which arise or become payable as a result of or in connection with Purchaser's employment of any Transferred Employees upon Closing or Purchaser's termination of any Transferred Employees after Closing, including, without limitation, all severance or termination pay and all accrued vacation, salary, wages and other compensation payments or benefits under or pursuant to any employee benefit plan of Purchaser. Purchaser shall not, however, assume or be obligated to pay or perform any Liabilities under any Benefit Plans (including, but not limited to, any stay bonus or severance policy, plan, arrangement or benefit), except that (i) Purchaser shall provide vacations to Transferred Employees to the extent such vacations are accrued and included as either (A) liabilities of the Lee-NMBC Stations in the determination of the Working Capital of the Lee-NMBC Stations or (B) the Acquired Companies Closing Liabilities, and (ii) Purchaser shall assume and agree to perform the employer's obligations under the employment contracts included in the Contracts of the Lee-NMBC Stations or the Acquired Companies and listed in SCHEDULE 4.10(a) hereto to the extent such obligations arise during and are attributable to any period after Closing.

            (c) Notwithstanding any other provisions of this Section 6.9, upon consummation of the Closing, Purchaser shall (i) recognize the union which is a party to the collective bargaining agreement set forth in SCHEDULE 4.20 hereto, and (ii) assume and be responsible for the obligations of Lee-NMBC under such collective bargaining agreement to the extent such obligations arise during and are attributable to any period after Closing.

            (d) Purchaser acknowledges and agrees that Purchaser's obligations pursuant to this Section 6.9 are in addition to, and not in limitation of, Purchaser's assumption of the employer's obligations under the employment agreements included in the Contracts of the Lee-NMBC Stations or the Acquired Companies' Stations and listed in SCHEDULE 4.10(a) hereto to the extent such obligations arise during and are attributable to any period after Closing.

            (e) The covenants and agreements set forth in this Section 6.9 shall be solely for the benefit of, and shall only be enforceable by, the parties to this Agreement and their permitted assigns. Without limiting the generality of the foregoing, nothing in this Agreement shall provide or be construed to provide any Employees with any rights under this Agreement, and no Person, other than the parties to this Agreement, is or shall be entitled to bring any action to enforce any provision of this Agreement.

            (f) Notwithstanding anything to the contrary contained to this Agreement, in the event that after Closing, (i) Purchaser or an Affiliate of Purchaser terminates any employee specified on SCHEDULE 6.9(f) (or any such employee terminates his or her employment) and Purchaser or its Affiliate pays such terminated employee severance in connection with such termination in accordance with the employee's employment agreement in effect as of the Closing, and (ii) Lee or any Affiliate of Lee hires such terminated employee within two
(2) years
after such termination, Lee shall promptly reimburse Purchaser or its Affiliate for the amount of such severance paid by Purchaser or its Affiliate.

      6.10 Interdivisional Agreements. Unless otherwise requested by the Purchaser in writing, prior to Closing, Lee-NMBC and any Acquired Company shall terminate, without any continuing Liability to the Lee-NMBC Stations and the Acquired Companies resulting therefrom, all agreements between any division, Affiliate or Subsidiary of such company not related to the Lee-NMBC Stations and the Acquired Companies, on the one hand, and the division, Affiliate or Subsidiary of the Lee-NMBC Stations and each Acquired Company, all of which are described in SCHEDULE 6.10 hereto.

      6.11 Schedules. Lee-NMBC and each Acquired Company shall have the right from time to time after the date hereof to deliver written updates of the Schedules attached hereto (the "Schedules") to reflect changes in the business condition of the Lee-NMBC Stations and each Acquired Company that occur or arise after the date hereof until the date of the Closing; provided, however, that such updates to the Schedules shall reflect matters consistent with the covenants applicable to Lee-NMBC and each Acquired Company pursuant to the terms hereof. Such updated Schedules shall be promptly furnished to Purchaser. Purchaser shall have ten (10) days after receipt of each updated Schedule within which to accept or object to such updated Schedule. In the event Lee-NMBC or any Acquired Company delivers an updated Schedule to Purchaser prior to the Closing and Purchaser does not object within ten (10) days after receipt of such update, the disclosure in such updated Schedule shall be deemed to amend and supplement the representations and warranties of Lee-NMBC and the Acquired Companies and the applicable Schedule hereto, and in such event Purchaser shall not have the right to be indemnified for any matter contained in such updated Schedule. If Purchaser objects to any updated or revised Schedule, Lee-NMBC or the Acquired Company shall have thirty (30) days in which to satisfy Purchaser's objection. If the objection cannot reasonably be cured within thirty (30) days despite good faith efforts to do so, Lee-NMBC or the Acquired Company shall have a reasonable period of time necessary to cure the objection. If Lee-NMBC or the Acquired Company does not cure an objection of Purchaser to a revised or updated Schedule, and the objection is material to the assets, business, operations, results of operations or financial condition of any Lee-NMBC Station or Acquired Company Station, Purchaser may elect to close and pursue the remedies, if any, under Article 8 of this Agreement or pursue its remedies under Article 9 hereof; provided that if such objection is not material to the assets, business, operations, results of operations or a financial condition of any Lee-NMBC Station or Acquired Company Station, such objection shall not relieve Purchaser of the obligation to close under this Agreement, but Purchaser shall retain its rights under Article 8 with respect to such objection if such objection constitutes a breach of this Agreement by Lee-NMBC. Nothing contained in this
Section 6.11 shall be construed as limiting any party's right to terminate this Agreement.

      6.12 Retention of and Access to Records. From and after the Closing, the Purchaser shall preserve, in accordance with the normal document retention policy of the Lee-NMBC Stations and each Acquired Company, all books and records transferred by Lee-NMBC and each Acquired Company to the Purchaser pursuant to this Agreement. As soon as practicable following the Closing, the Purchaser shall deliver a copy of all books and records of Lee-NMBC relating to the Lee-NMBC Stations and each Acquired Company in the possession of Purchaser pursuant hereto to Lee in sufficient detail to enable Lee to prepare Lee's financial statements, the Statement of Closing Adjusted Net Worth of the Acquired Companies, the Statement of Working Capital of the Lee-NMBC Stations and all Tax Returns of Lee-NMBC and each Acquired Company relating to periods ending on or prior to the Closing Date. In addition to the foregoing, from and after the Closing, the Purchaser shall afford to Lee, and its counsel, accountants and other authorized agents and representatives, during normal business hours, reasonable access to the employees, books, records and other data relating to the Lee-NMBC Stations and each Acquired Company with respect to periods prior to the Closing, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any such party or Person, or its Affiliates, (b) for the preparation of Tax Returns and audits, and (c) for any other reasonable business purpose.

      6.13  Tax Matters.

            (a) Lee-NMBC will include the income of the Lee-NMBC Stations and each Acquired Company (pursuant to Section 1502 of the Code ) on Lee's consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income. The Purchaser shall cause each Acquired Company to furnish Tax information to Lee for inclusion in Lee's federal consolidated income Tax Return for the period which includes the Closing Date in accordance with the Lee-NMBC Stations and each Acquired Company's past custom and practice. Lee will take no position on such returns that relate to the Lee-NMBC Stations and each Acquired Company that would adversely affect the Lee-NMBC Stations, and each Acquired Company after the Closing Date except to the extent allowable by Law and consistent with past custom and practice. The income and any Tax credits of the Lee-NMBC Stations and each Acquired Company will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Lee-NMBC Stations and each Acquired Company as of the end of the Closing Date.

             (b) All refunds of Taxes (including interest thereon) with respect to taxable periods of each Acquired Company for which Lee is responsible for the payment of liabilities for Taxes which are received by each Acquired Company or credited against liabilities for Taxes of any such Acquired Company for periods for which Lee is not so responsible (or against any other Liability for which Lee is not responsible) shall be paid in cash by wire transfer of immediately available funds by Purchaser or each Acquired Company (as determined by Purchaser) to Lee promptly after receipt. Amounts paid pursuant to this Section 6.13(b) shall be treated as additional Stock Purchase Price for the shares of the Acquired Companies' Common Stock.

            (c) The Purchaser agrees that (i) on the Closing Date, all of the shares of the Acquired Companies' Common Stock shall be acquired by a domestic corporation, (ii) such corporation shall not make an election for any Acquired Company pursuant to Section 338(g) of the Code, (iii) Purchaser, not Lee, shall be responsible for all Taxes arising from any sale or disposition of the assets of each Acquired Company in any transaction (other than a deemed sale as a result of the Section 338(h)(10) election referred to in the following clause
(iv)) that is
consummated after the Closing, and (iv) at the Purchaser's request and within the time required under Section 338(h)(10) of the Code and applicable IRS regulations, Lee shall make a joint election solely as to KOIN on IRS Form 8023 to enable the Purchaser to receive the benefits afforded under said Section 338(h)(10), provided that the contents of such election shall be reasonably satisfactory to Lee and Purchaser.

      6.14 Interim Financial Statements. During the period commencing on October 1, 1999 and ending on the Closing Date, Lee shall deliver to the Purchaser, as soon as practicable after the end of each month in such period, an unaudited interim consolidated balance sheet of the Lee-NMBC Stations and each Acquired Company, and an unaudited interim balance sheet of each Lee-NMBC Station and each Acquired Company Station, as of the end of such month, and the related consolidated statement of income for the Lee-NMBC Stations and the Acquired Companies' Stations, and the related statement of income of each Lee-NMBC Station and each Acquired Company Station, in each case for the portion of the fiscal year ended as of the end of such month. All such statements shall be prepared in a manner consistent with the Financial Statements.

      6.15 Audited Financial Statements. Lee-NMBC recognizes that Purchaser is a publicly reporting company and agrees that Purchaser shall be entitled at Purchaser's expense to cause audited and unaudited financial statements of the Lee-NMBC Stations and the Acquired Companies to be prepared for such periods and filed with the Securities and Exchange Commission, and included in a prospectus distributed to prospective investors, as required by Law applicable to Purchaser as a publicly reporting company or registrant. Lee-NMBC agrees to cooperate with Purchaser and the auditing accountants as reasonably requested by Purchaser in connection with the preparation and filing of such financial statements, including providing a customary management representation letter in the form prescribed by generally accepted auditing standards and shall make a reasonable request to obtain the consent of Lee-NMBC's independent accounting firm to permit Purchaser and Purchaser's auditors to have access to such firm's workpapers.

      6.16 Assignments of Network Affiliation Agreements. Promptly following the execution of this Agreement, Lee and the Purchaser shall jointly request and use their respective commercially reasonable efforts to obtain the written consent, in form and substance satisfactory to Purchaser within its reasonable judgment, of each broadcast network with which Lee-NMBC or the Acquired Companies has an Affiliation Agreement to the assignment or transfer of control of such Affiliation Agreement to the Purchaser, provided that neither Lee nor Purchaser shall be required to pay or provide material consideration to obtain such consent. If such written consent from each such broadcast network is not obtained within sixty (60) days after application therefor, then Purchaser may, prior to the expiration of such sixty-day period, give notice of election to terminate this Agreement without further obligation by either party to the other. If each such consent is not obtained and this Agreement is not terminated, Purchaser shall be deemed to have waived the requirement to secure any such consent of a broadcast network as a condition precedent to the closing of the transactions contemplated by this Agreement.

                                    ARTICLE 7

                               CLOSING CONDITIONS

       7.1 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by the Purchaser in writing:

             (a) All representations and warranties of Lee-NMBC and any Acquired Company contained in this Agreement shall be true and correct in all material respects at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing (except for changes permitted or contemplated by this Agreement and except for any representation or warranty that is expressly made as of a specified date, which shall be true and correct in all material respects as of such specified date only).

             (b) Lee-NMBC and each Acquired Company shall have performed and complied in all material respects with all the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing.

             (c) All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

             (d) The FCC shall have granted its consent to the FCC Transfer Application, such consent shall have become a Final Order, and any conditions set forth in such consent shall have been satisfied.

             (e) There shall be in effect no Law or injunction issued by a court of competent jurisdiction making illegal or otherwise prohibiting or restraining the consummation of the transactions contemplated by this Agreement.

             (f) Lee-NMBC and each Acquired Company shall have delivered to the Purchaser all of the certificates, instruments and other documents required to be delivered by such company at or prior to the Closing pursuant to Section 3.2 hereof.

             (g) Lee-NMBC shall have obtained prior to Closing the written consents or waivers to the transactions contemplated by this Agreement, in form reasonably satisfactory to Purchaser's counsel and without any modification or condition materially adverse to Purchaser or any of the Lee-NMBC Stations or Acquired Companies' Stations, which are required under (i) each Material Contract for each transmitter, antenna (including each satellite and translator antenna or transmitter), office and studio site, (ii) unless waived under or by reason of the provisions of Section 6.16, the network affiliation agreement for each of the Lee-NMBC Stations and each of the Acquired Companies' Stations, and
(iii) the programming agreements identified on SCHEDULE 7.1(g).

       7.2 Conditions to Obligations of Lee-NMBC and Acquired Companies. The obligations of Lee-NMBC and each Acquired Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by Lee in writing:

             (a) All representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing (except for changes permitted or contemplated by this Agreement and except for any representation or warranty that is expressly made as of a specified date, which shall be true and correct in all material respects as of such specified date only).

             (b) The Purchaser shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing.

             (c) All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

             (d) The FCC shall have granted its consent to the FCC Transfer Application.

             (e) There shall be in effect no Law or injunction issued by a court of competent jurisdiction making illegal or otherwise prohibiting or restraining the consummation of the transactions contemplated by this Agreement.

             (f) The Purchaser shall have delivered to Lee the Cash Payment and all of the certificates, instruments and other documents required to be delivered by the Purchaser at or prior to the Closing pursuant to Section 3.3 hereof.

                                    ARTICLE 8
                                 INDEMNIFICATION

      8.1 Obligations of Lee and NMBC. Subject to the limitations set forth herein, Lee agrees to and shall indemnify and hold Purchaser, and its directors, officers, employees, Affiliates (including the Acquired Companies if Closing occurs), agents and assigns harmless from and against any and all Losses resulting from, based upon or arising out of, directly or indirectly:

             (a) Any breach of any representation or warranty made by Lee or NMBC in or pursuant to this Agreement or any Lee Document; or

             (b) Any nonfulfillment or breach of any covenant or agreement of Lee or NMBC under this Agreement or any Lee Document; or

            (c) All Benefit Plans, including but not limited to (i) any claim arising under any Benefit Plan in connection with termination of any Employee before, upon or after Closing; (ii) termination of any Benefit Plan, (iii) termination of any Employee's participation in any Benefit Plan, (iv) withdrawal of any Acquired Companies from any Benefit Plan, or (v) the obligation under any Benefit Plan to pay or provide any Employee a bonus, severance, or any other benefit as a result of or in connection with the transactions under this Agreement; except in each case to the extent included as Acquired Companies Closing Liabilities, or as liabilities of the Lee-NMBC Stations in the determination of the Working Capital of the Lee-NMBC Stations pursuant to
Section 2.3(b); or

            (d) All other Excluded Liabilities of the Lee-NMBC Stations and all other Acquired Companies Excluded Liabilities.

            8.2 Obligations of Purchaser. Subject to the limitations set forth herein, Purchaser agrees to indemnify and hold Lee and NMBC and their respective directors, officers, employees, Affiliates, agents and assigns harmless (after the Closing) from and against any and all Losses of Lee and NMBC, resulting from, based upon or arising out of, directly or indirectly:

             (a) Any breach of any representation or warranty made by Purchaser in or pursuant to this Agreement;

            (b) Any non-fulfillment or breach of any covenant or agreement of Purchaser in this Agreement or other document delivered pursuant to this Agreement;

             (c) Any Assumed Liabilities of the Lee-NMBC Stations and any Acquired Companies Assumed Liabilities; or

            (d) Any Liability to the extent relating to and arising out of the operation of the Lee-NMBC Stations or any Acquired Company following the Closing, excluding, however, all Excluded Liabilities of the Lee-NMBC Stations and all Acquired Companies Excluded Liabilities.

      8.3 Procedure for Indemnification. The procedure for indemnification shall be as follows:

            (a) The party or parties claiming indemnification (the "Claimant") shall give written notice to the party from which indemnification is sought (the "Indemnitor") reasonably promptly after the Claimant learns of any claim or proceeding covered by the foregoing agreements to indemnify and hold harmless, but failure to provide prompt notice shall not be deemed to jeopardize Claimant's right to demand indemnification if Indemnitor is not materially prejudiced by the delay in receiving notice. If Indemnitor is materially prejudiced, the Claimant's right to indemnification shall be reduced according to the extent of the actual Loss or prejudice which Indemnitor can demonstrate was caused by the delay. Purchaser shall not be deemed to have notice of any claim or proceeding by reason of any knowledge acquired on or before the Closing Date by an Employee, independent contractor or other agent of any Lee-NMBC Station or Acquired Company.

            (b) With respect to claims between the parties, following receipt of notice from the Claimant of a claim, the Indemnitor shall have 15 days to make any investigation of the claim that the Indemnitor deems necessary or desirable, or such lesser time if a 15 day period would jeopardize any rights of Claimant to oppose or protest the claim. For the purpose of this investigation, the Claimant agrees to make available to the Indemnitor and its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnitor cannot agree as to the validity and amount of the claim within the 15-day period, or lesser period if required by this Section (or any mutually agreed upon extension hereof) the Claimant may seek appropriate legal remedies.

            (c) The Indemnitor shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such claim. In the event that the Indemnitor shall elect not to undertake such defense, or within 15 days after notice of such claim from the Claimant shall fail to defend, the Claimant shall have the right to undertake the defense, compromise or settlement of such claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnitor. Anything in this
Section 8.3 to the contrary notwithstanding, (i) if there is a reasonable probability that a claim may materially and adversely affect the Claimant other than as a result of money damages or other money payments, the Claimant shall have the right, at the reasonable cost and expense of the Indemnitor, to participate in the defense, compromise or settlement of the claim, (ii) the Indemnitor shall not, without the Claimant's written consent (such consent not to be unreasonably withheld), settle or compromise any claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the plaintiff to the Claimant of a release from all Liability in respect of such claim, and (iii) in the event that the Indemnitor undertakes defense of any claim consistent with this Section, the Claimant, by counsel or other representative of its own choosing and at the reasonable cost and expense of the Indemnitor, shall have the right to consult with the Indemnitor and its counsel or other representatives concerning such claim and the Indemnitor and the Claimant and their respective counsel or other representatives shall cooperate with respect to such claim. If any disagreement arises in the handling of the claim, the Indemnitor shall have the right to make the final determination consistent with the requirements of this Section.

            (d) The Indemnitor and its duly appointed representatives shall have the sole right to negotiate, resolve, settle or contest any claim for Tax made by a Tax authority with respect to which the Indemnitor is bound to indemnify Claimant under Section 8.1 or Section 8.2. If the Indemnitor does not assume the defense of a claim for the Tax made by a Tax authority with respect to which the Indemnitor is bound to indemnify a Claimant under Section 8.1 or Section 8.2, the Claimant may defend the same at the reasonable expense of the Indemnitor (in accordance with the provisions of Article 8) in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding with the consent of the Indemnitor, which consent shall not be unreasonably withheld

            (e) Lee and NMBC waive and release, effective as of the Closing Date, all claims against any of the Acquired Companies for any Liabilities as of the Closing not included as Acquired Companies Closing Liabilities, including any right to contribution or indemnification for any indemnity payments made by Lee or NMBC after the Closing Date pursuant to this Agreement.

      8.4 Sole Remedy. Each party agrees that the sole Liability and obligations of the other party and the sole right, remedy and entitlement of each party for recovery of any monetary claim with respect to or in connection with this Agreement or any of the transactions contemplated by this Agreement shall be limited to indemnification under this Article 8, and all such parties hereby waive any and all other statutory and common law rights and remedies (including without limitation rights of indemnification and contribution) which it has or may hereafter have, provided such waiver shall in no event be construed to prevent Purchaser from seeking specific performance or other equitable relief or remedies.

      8.5   Limitations on Indemnification; Exclusive Remedy.

            (a) No claim for indemnification under Section 8.1(a) or Section 8.2(a) for breach of any representation or warranty shall be valid unless made within the applicable Survival Period as defined in Section 8.6.

            (b) No party shall be obligated to indemnify any other party or parties under Section 8.1(a) or Section 8.2(a) unless the Claimant's aggregate amount of Losses as to which a right of indemnification is provided under
Section 8.1(a) or Section 8.2(a) shall exceed $2,500,000, in which event $1,250,000 plus all of such Losses above $2,500,000 shall be indemnifiable; provided that Purchaser's right to recover under Section 8.1(a) for breach of any representation or warranty contained in Section 4.1, 4.2 or 4.3 shall not be subject to such limitation.

            (c) In no event shall the aggregate liability (i) of Lee pursuant to
Section 8.1(a), on the one hand, or of the Purchaser pursuant to Section 8.2(a), on the other hand, exceed $75,000,000 (provided that Lee's liability for breach of any representation or warranty contained in Sections 4.1, 4.2 or 4.3 shall not be subject to such limitation); or (ii) of Lee pursuant to Section 8.1(a) for breach of any representation or warranty contained in Section 4.1, 4.2 or
4.3 and pursuant to Section 8.1(b), (c) and (d), on the one hand, or of the Purchaser pursuant to Section 8.2(b), (c) or (d), on the other hand, exceed the sum of the Asset Purchase Price plus the Stock Purchase Price.

            (d) Any Loss relating to any of the Acquired Companies for which indemnification is provided under this Agreement shall be (i) increased by any Tax Cost and (ii) reduced by any Tax Benefit which the Claimant incurs or receives prior to or during the Taxable Period in which the corresponding indemnification payment is received by the Claimant. In addition, if indemnification under this Agreement results in an increase in the basis of any asset (other than stock) or increase in the amount of any net operating loss of the Claimant, the Claimant shall pay the Indemnitor, within ninety (90) days after the end of each Tax Period, the

Tax Benefit, if any, realized for such Tax Period by the Claimant that is attributable to such increase in basis or net operating loss. In the event any indemnification paid by an Indemnitor is reduced by a Tax Benefit, or the Claimant pays the Indemnitor the amount of any Tax Benefit, and there is a subsequent Final Determination denying the Tax Benefit, the Indemnitor shall promptly reimburse the Claimant for the amount of the Tax Benefit that was denied. In the event any indemnification paid by an Indemnitor is increased by a Tax Cost, or the Claimant receives payment for any Tax Cost, and there is a subsequent Final Determination reducing the Tax Cost, the Indemnitor shall promptly be reimbursed by the Claimant for the amount of the Tax Cost that was reduced. To the extent permitted by law, any indemnity payments made under this Agreement relating to any of the Acquired Companies shall be treated as an adjustment to the Stock Purchase Price.

            (e) If any remediation or other work or action is required in order to correct or cure a violation of any Environmental Law or of any demand (a "Violation"), Purchaser shall promptly notify Lee-NMBC after acquiring knowledge of such requirement and shall present a remediation plan to Lee-NMBC at least twenty (20) days prior to performing such remediation. The remediation plan shall be designed to minimize the remediation cost to the extent feasible while providing for a reasonable and customary level of clean-up in compliance with applicable Law. Lee shall have ten (10) days to review and approve the remediation plan, the approval of which cannot be unreasonably withheld.

            (f) If Purchaser acquires knowledge prior to Closing that any representation, warranty, covenant or agreement of Lee-NMBC contained in this Agreement or any of the Schedules attached hereto has been materially breached, is materially false or requires material modification or amendment to be correct, Purchaser shall notify Lee-NMBC within ten (10) days after acquiring such knowledge. Lee-NMBC shall have up to thirty (30) days to take corrective action to cure such breach. If Lee-NMBC cannot reasonably cure such breach within thirty (30) days, despite its good faith efforts, Lee-NMBC shall have such additional time as may be reasonably necessary to effectuate a cure if such breach is capable of being cured, but in no event more than an additional sixty
(60) days. If Lee-NMBC fails to cure such a breach, and the breach is material to the assets, business, operations, results of operations or financial condition of any Lee-NMBC Station or Acquired Company Station, Purchaser may close the transactions contemplated by this Agreement and pursue its rights to indemnification under Article 8 or terminate this Agreement under Article 9.

      8.6 Survival. Subject to the provisions of Section 8.5(f), all representations, warranties, covenants and agreements of the parties made in this Agreement or any of the Lee Documents shall survive the Closing regardless of any investigation or inquiry on the part of any party, and the Closing shall not be deemed a waiver by any party of the representations, warranties, covenants or agreements of any other party in this Agreement or any of the Lee Documents; provided, however, that the period of survival shall (i) with respect to the representations and warranties in Sections 4.1, 4.2, 4.3, 5.1, 5.2 and 5.3, continue indefinitely; and (ii) in the case of any other representation and warranty, end one (1) year after the Closing Date (in each case, the "Survival Period"). No claim for breach of any representation or warranty may be brought under this Agreement or any of the Lee Documents unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the applicable Survival Period. In the event such notice of such a claim is so given, the right to indemnification with respect to such claim shall survive the applicable Survival Period until the claim is finally resolved and any obligations with respect to the claim are fully satisfied. All covenants and agreements under this Agreement or any of the Lee Documents shall survive the Closing for the applicable statutory limitation period.

                                    ARTICLE 9
                                   TERMINATION

       9.1  Termination. This Agreement may be terminated:

             (a) By either Lee, acting in its own right or on behalf of NMBC or each Acquired Company (Lee, together with NMBC and each Acquired Company, "Lee" for purposes of this Article 9), or the Purchaser at any time prior to the Closing with the mutual written consent of the other party hereto;

             (b) Unless the Closing has not occurred as a result of a material breach of this Agreement by the party seeking such termination, by either Lee or the Purchaser if the Closing has not occurred on or prior to 5:00 p.m. CST on the date which is nine (9) months following the date of this Agreement (the "Termination Date"); provided, however, that either Lee or Purchaser in its sole discretion may elect to extend the Termination Date until 5:00 p.m. (CST time) on the date which is one (1) year following the date of this Agreement by written notice to the other at least ten (10) calendar days prior to the initial Termination Date; or

             (c) By either Lee or the Purchaser if any Governmental Authority with jurisdiction over such matters shall have issued a final and nonappealable Governmental Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that neither Lee nor the Purchaser may terminate this Agreement pursuant to this Section 9.1(c) unless the party seeking to so terminate this Agreement has used all commercially reasonable best efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the transactions contemplated by this Agreement, but nothing contained in this Section 9.1(c) shall prevent a party that is otherwise entitled to terminate this Agreement pursuant to Section 9.1(b) or 9.1(d) from doing so;

             (d) If the Closing has not occurred, by either Lee or the Purchaser, if not then in material breach of this Agreement, if the other party has continued in material breach of this Agreement for thirty (30) days after receipt of written notice of such breach from the terminating party, and such breach is not cured within such thirty (30) day period provided, however, that if a party has undertaken but is not able to cure such breach within thirty (30) days, despite its good faith efforts, the party shall have such additional time as may be reasonably necessary to effectuate a cure if such breach is capable of being cured, but in no event more than an additional sixty (60) days; or

             (e) By Purchaser if entitled to do so under Section 6.11, 6.16 or 8.5(f).


      9.2 Effect of Termination. If this Agreement is terminated pursuant to
Section 9.1 hereof, neither party hereto shall have any further Liability hereunder except that (i) the provisions of Sections 6.7 and 6.8, and Articles 8 and 9 shall remain in full force and effect, and (ii) each party hereto shall remain liable to each other party hereto for any breach of its obligations under this Agreement prior to such termination.

                                   ARTICLE 10
                                  MISCELLANEOUS

      10.1 Notices. All notices that are required or may be given pursuant to this Agreement must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by telecopy or by registered or certified mail, postage prepaid, to the parties at the following addresses (or to the attention of such other person or such other address as any party may provide to the other parties by notice in accordance with this Section 10.1):

      if to the Purchaser, to:               with copies to:
      -----------------------                --------------
      Emmis Communications Corporation       Emmis Communications Corporation
      40 Monument Circle, Suite 700          15821 Ventura Boulevard, Suite 685
      Indianapolis, Indiana 46204            Encino, California   91436
      Attn: Jeffrey H. Smulyan, Chairman     Attn: Gary Kaseff, Esq.
      Attn: J. Scott Enright, Esq.

                                             Bose McKinney & Evans LLP
                                             135 North Pennsylvania, Suite 2700
                                             Indianapolis, Indiana   46204
                                             Attn: David L. Wills

      if to Lee-NMBC, to:                    with copies to:
      -------------------                    ---------------
      Lee Enterprises, Incorporated          Lane & Waterman
      215 N. Main Street                     220 N. Main St., Suite 600
      Davenport, IA 52801                    Davenport, IA 52801
      Attn:  Chairman and CEO                Attn: C. Dana Waterman III


Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service or sent by telecopy (receipt confirmed) or, if mailed, when actually received.

      10.2 Attorneys' Fees and Costs. If any judicial action at law or in equity, including an action for specific enforcement or declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which shall be in addition to any other relief which may be awarded. For purposes of this section, the prevailing party shall be the claimant if the claimant is successful in obtaining substantially all of the relief sought, and shall be the defendant or respondent if the defendant or respondent is successful in denying substantially all the relief sought by the claimant.

      10.3 Amendments and Waiver. This Agreement may not be modified or amended except in writing signed by the party against whom enforcement is sought. The terms of this Agreement may be waived only by a written instrument signed by the party waiving compliance. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise provided. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided in this Agreement, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this
Section 10.3.

      10.4 Assignment. Except as provided in Section 6.1(c), neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Lee-NMBC or the Purchaser without the prior written consent of the other party and any purported assignment or delegation in violation hereof shall be null and void. Notwithstanding the foregoing, (a) Lee-NMBC shall be entitled after the Closing Date to assign its obligations under this Agreement to another entity which succeeds to all or substantially all of such company's assets and properties, whether by sale, merger, consolidation, liquidation or otherwise, provided that (i) such successor assumes and agrees to perform all of Lee-NMBC's obligations under this Agreement pursuant to an assumption agreement satisfactory to Purchaser within its reasonable judgment, and (ii) the successor to Lee or NMBC shall remain liable for the performance and observance of all such obligations; (b) Purchaser may assign its rights under this Agreement as collateral security to any lender providing financing to Purchaser or any of its Affiliates; provided that no such assignment shall relieve Purchaser of its obligations hereunder; (c) Purchaser may assign all of its rights under this Agreement to a direct or indirect wholly-owned subsidiary of Purchaser or to an entity in which Purchaser holds at least a twenty-five percent (25%) equity interest, provided that (i) the representations and warranties of Purchaser hereunder shall be true and correct in all respects as applied to the assignee, (ii) both Purchaser and the assignee shall execute and deliver to Lee-NMBC a written instrument in form and substance satisfactory to Lee-NMBC within their reasonable judgment in which both Purchaser and the assignee agree to be jointly and severally liable for performance of all Purchaser's obligations under this Agreement, (iii) such assignment shall not materially delay issuance by the FCC of its consent to the FCC Transfer Application, expiration or termination of the waiting period under the HSR Act, or the Closing, and (iv) Purchaser and the assignee shall deliver such other documents and instruments as reasonably requested by Lee-NMBC, including appropriate certified resolutions of the boards of directors of

Purchaser and the assignee, and (d) Purchaser may assign all of its rights, but not its obligations, under this Agreement to a purchaser of Station KGMB in order to accomplish the spin-off of a Honolulu television station as provided in
Section 6.4(c).

      10.5 Entire Agreement. This Agreement, the Confidentiality Agreement and the related documents contained as Exhibits and Schedules hereto or expressly contemplated hereby (including Lee Documents) contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. The Exhibits and Schedules to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes.

      10.6 Representations and Warranties Complete. The representations, warranties, covenants and agreements set forth in this Agreement, the Lee Documents and the Confidentiality Agreement constitute all the representations, warranties, covenants and agreements of the parties hereto and their respective shareholders, directors, officers, employees, Affiliates, advisors (including financial, legal and accounting), agents and representatives and upon which the parties have relied.

      10.7 Third Party Beneficiaries. This Agreement is made for the sole benefit of the parties hereto, their respective successors and permitted assigns, and nothing contained herein, express or implied, is intended to or shall confer upon any other Person any third party beneficiary right or any other legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

      10.8 Governing Law. This Agreement will be governed by and construed and interpreted in accordance with the substantive laws of the State of Illinois, without giving effect to any conflicts of law rule or principle that might require the application of the Laws of another jurisdiction.

      10.9 Neutral Construction. The parties to this Agreement agree that this Agreement was negotiated fairly between them at arms' length and that the final terms of this Agreement are the product of the parties' negotiations. Each party represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a party or parties on the grounds that the party or parties drafted or was more responsible for drafting the provision(s).

      10.10 Severability. In the event that any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

      10.11 Bulk Sales Laws. The parties hereby waive compliance with the bulk sales or transfer Laws of any state in which the Purchased Assets of the Lee-NMBC Stations are located or in which operations relating to the Lee-NMBC Stations or Acquired Stations are conducted.

      10.12 Headings; Interpretation; Schedules and Exhibits.

            (a) The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. References to Sections or Articles, unless otherwise indicated, are references to Sections and Articles of this Agreement. The word "including" means including without limitation. Words (including defined terms) in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms " hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement unless otherwise specified. It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

            (b) Whenever Lee-NMBC or each Acquired Company is called upon to list any contracts or agreements, there shall be deemed excluded from the applicable representation or warranty any agreement where the primary obligations of all the parties thereto have been performed or will be performed before the Closing Date.

            (c) Certain matters and items disclosed in any Schedule or Exhibit may not be required to be disclosed therein, but may be disclosed therein for informational purposes only, and no such disclosure shall constitute an indication or admission of the materiality thereof or create a standard of disclosure.

            (d) If any fact or item is included on a Schedule referenced by a particular section in this Agreement and the existence of the fact or item or its contents is relevant to any other section in this Agreement, the fact or item shall be deemed to be disclosed with respect to such other section whether or not an explicit cross-reference appears in the Schedules if such relevance is readily apparent from examination of the Schedules.

      10.13 Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto each of which shall be deemed an original and all of which together will constitute one and the same instrument. Signatures to faxed copies of this

Agreement shall be binding so long as original counterparts thereof are provided to the other party via overnight delivery service received within three (3) business days thereafter.

      10.14 Cooperation. From and after the Closing, Purchaser will cooperate with Lee-NMBC in the investigation defense or prosecution of any Action which is pending or threatened against such company or any of its Affiliates and which relates to the Lee-NMBC Stations and each Acquired Company, whether or not any party has notified the other of a claim for indemnity with respect to such matter. Without limiting the generality of the foregoing, Purchaser will make available its employees employed by the Lee-NMBC Stations and each Acquired Company to give depositions or testimony and will furnish all documentary or other evidence in each case as Lee may reasonably request. Lee-NMBC shall reimburse Purchaser for all reasonable and necessary out-of-pocket expenses incurred in connection with the performance of its obligations under this
Section 10.14.

      10.15 Insurance. Purchaser acknowledges that all insurance policies maintained by Lee-NMBC and each Acquired Company and its Affiliates with respect to the Lee-NMBC Stations and each Acquired Company and Purchased Assets of Lee-NMBC Stations will be terminated effective on the Closing Date.

      10.16 Joint and Several Liability. Lee and NMBC shall be jointly and severally liable for each representation, warranty, covenant, agreement, liability or obligation of both or either of them under this Agreement or any of the Lee Documents whether or not so indicated in any other provision of this Agreement or in any of the Lee Documents.

      10.17 Specific Performance. Lee and NMBC acknowledge that each of the Lee-NMBC Stations and the Acquired Companies' Stations is of a special, unique and extraordinary character, and that damages alone are an inadequate remedy for a breach of this Agreement by Lee-NMBC. Accordingly, as an alternative to termination of this Agreement under Section 9.1, if Purchaser is not then in material default hereunder, Purchaser shall be entitled, in the event of Lee-NMBC's breach, to enforcement of this Agreement (subject to obtaining any required approval of the FCC or under the HSR Act) by a decree of specific performance or injunctive relief requiring Lee-NMBC to fulfill its obligations under this Agreement. Such right of specific performance or injunctive relief shall be in addition to, and not in lieu of, Purchaser's right to recover damages and to pursue any other remedies available to Purchaser for Lee-NMBC's breach. In any action to specifically enforce Lee-NMBC's obligation to close the transactions contemplated by this Agreement, Lee-NMBC shall waive the defense that there is an adequate remedy at law or in equity and agrees that Purchaser shall be entitled to obtain specific performance of Lee-NMBC's obligation to close without being required to prove actual damages. As a condition to seeking specific performance, Purchaser shall not be required to tender the Cash Payment but shall be required to demonstrate that Purchaser is ready, willing and able to tender the Cash Payment as prescribed in this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the date first above written.


LEE ENTERPRISES, INCORPORATED                   NEW MEXICO BROADCASTING CO.

By:_____________________________                By:____________________________
     Name:  Richard D. Gottlieb                    Name:  Colleen B. Brown
     Title:    Chairman and CEO                    Title:    President



EMMIS COMMUNICATIONS CORPORATION

By:_____________________________
     Name:  Jeffrey H. Smulyan
     Title:    Chairman





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